CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Notes	$1,000,000.00	$116.10

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Pricing Supplement No. 168 dated June 27, 2011 to Registration Statement Nos. 333-162193 and 333-162193-01 (To Prospectus Supplement dated April 2, 2010, and Prospectus dated April 2, 2010) 424(b)(5)
June 27, 2011
THE ROYAL BANK OF SCOTLAND N.V. Securities Due July 30, 2012 Linked to the Trader Vic IndexTM Excess Return
Issuer:	The Royal Bank of Scotland N.V.	Guarantor:	RBS Holdings N.V.
Lead Agent:	RBS Securities Inc.	Pricing Date:	June 27, 2011
Issue Price:	100%	Settlement Date:	June 30, 2011
CUSIP:	78009KSH6	Determination Date:	July 25, 2012
ISIN:	US78009KSH67	Maturity Date:	July 30, 2012
1Subject to certain adjustments as described under “Description of Securities” in this pricing supplement.
Status and Guarantee:	Unsecured, unsubordinated obligations of the Issuer and fully and unconditionally guaranteed by the Issuer’s parent company, RBS Holdings N.V.
Description of Offering:	Securities due July 30, 2012 Linked to the Performance of the Trader Vic IndexTM Excess Return (the “Securities”)
Underlying Index:	The Trader Vic IndexTM Excess Return (Bloomberg ticker: TVICER <Index>) (the “Underlying Index”)
Coupon:	None. The Securities do not pay interest.
Payment at Maturity:
The payment at maturity for each Security is based on the performance of the Underlying Index. The cash payment at maturity for each $1,000 principal amount of Securities is calculated as follows:
Any payment at maturity is subject to the creditworthiness of The Royal Bank of Scotland N.V. and RBS Holdings N.V., as guarantor.

Final Index Value:	The Closing Level of the Underlying Index on the Determination Date, subject to certain adjustments as described under “Description of Securities” in this pricing supplement.
Initial Index Value:	The Closing Level of the Underlying Index on the Pricing Date, subject to certain adjustments as described under “Description of Securities” in this pricing supplement.
Adjustment Factor:
where “Days” are the number of calendar days from but not including the Pricing Date, to but not including the Determination Date.  Where the Pricing Date occurs on June 27, 2011, if the Determination Date occurs on July 25, 2012, the Adjustment Factor will be approximately 0.99 (assuming there are 394 calendar days in this period).

Trustee:	Wilmington Trust Company	Securities Administrator:	Citibank, N.A.
Denomination:	$1,000	Settlement:	DTC, Book Entry, Transferable
Selling Restriction:	Sales in the European Union must comply with the Prospectus Directive
	Price to Public	Agent’s Commission2	Proceeds to Issuer
Per Security	$1,000	$0	$1,000
Total	$1,000,000	$0	$1,000,000
2For additional information see “Plan of Distribution (Conflicts of Interest)” in this pricing supplement.
The Securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other government agency.

Investing in the Securities involves a number of risks.  See “Risk Factors” beginning on page S-2 of the accompanying Prospectus Supplement and “Risk Factors” beginning on page 12 of this pricing supplement.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these Securities, or determined if this pricing supplement or the accompanying Prospectus Supplement or Prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

PRICE: $1,000 PER SECURITY

THE ROYAL BANK OF SCOTLAND N.V. Securities Linked to the Trader Vic IndexTM Excess Return

WHERE YOU CAN FIND MORE INFORMATION

The Royal Bank of Scotland N.V., or RBS N.V., has filed a registration statement (including a Prospectus and Prospectus Supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates.  Before you invest, you should read the Prospectus and Prospectus Supplement in that registration statement and other documents related to this offering that RBS N.V. has filed with the SEC for more complete information about RBS N.V. and the offering of the Securities.

You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, RBS N.V., any underwriter or any dealer participating in the offering will arrange to send you the Prospectus and Prospectus Supplement if you request by calling toll free (866) 747-4332.

You should read this pricing supplement together with the Prospectus dated April 2, 2010, as supplemented by the Prospectus Supplement dated April 2, 2010 relating to our RBS NotesSM of which these Securities are a part.  This pricing supplement, together with the documents listed below, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in this pricing supplement, as the Securities involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus Supplement dated April 2, 2010:
http://www.sec.gov/Archives/edgar/data/897878/000095010310000966/dp17103_424b2.htm

•	Prospectus dated April 2, 2010:
http://www.sec.gov/Archives/edgar/data/897878/000095010310000965/dp17102_424b2-base.htm

Our Central Index Key, or CIK, on the SEC website is 897878.  As used in this pricing supplement, RBS NV, the “Company,” “we,” “us” or “our” refers to The Royal Bank of Scotland N.V.  Holding refers to RBS Holdings N.V.

We reserve the right to withdraw, cancel or modify any offering of the Securities and to reject orders in whole or in part prior to their issuance.

RBS NotesSM is a service mark of The Royal Bank of Scotland N.V.  Trader Vic IndexTM and TVITM are trademarks of Enhanced Alpha Management, L.P. (“EAM”).

THE ROYAL BANK OF SCOTLAND N.V. Securities Linked to the Trader Vic IndexTM Excess Return

Recent Developments

On April 19, 2011, the board of the issuer, The Royal Bank of Scotland N.V., approved a restructuring that involves the proposed transfer of a substantial part of the business activities of The Royal Bank of Scotland N.V. to The Royal Bank of Scotland plc.  See “Risk Factors — Risk Factors Relating to the Issuer — The proposed restructuring of the issuer, RBS NV, may adversely affect the secondary market price of the Securities.”

The SEC allows us to incorporate by reference much of the information RBS Holdings files with it, which means that we and RBS Holdings can disclose important information to you by referring you to those publicly available documents.  The information that we and RBS Holdings incorporate by reference in this pricing supplement is considered to be part of this pricing supplement.  Because we and RBS Holdings are incorporating by reference future filings with the SEC, this pricing supplement is continually updated and those future filings may modify or supersede some of the information included or incorporated in this pricing supplement.  This means that you must look at all of the SEC filings that we and RBS Holdings incorporate by reference to determine if any of the statements in this pricing supplement or in any document previously incorporated by reference have been modified or superseded.  This pricing supplement incorporates by reference the documents listed below, all subsequent Annual Reports filed on Form 20-F and any future filings we or RBS Holdings make with the SEC (including any Form 6-Ks RBS Holdings subsequently files with the SEC and specifically incorporates by reference into this pricing supplement) under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act that are identified in such filing as being specifically incorporated by reference into the Registration Statement of which this pricing supplement is a part until we and RBS Holdings complete our offering of the Securities to be issued under the registration statement or, if later, the date on which any of our affiliates cease offering and selling these Securities:

•	Annual Report on Form 20-F of RBS Holdings for the year ended December 31, 2010, filed on March 30, 2011; and

•	Reports on Form 6-K of RBS Holdings filed on April 1, 2011 and April 19, 2011.

You may request, at no cost to you, a copy of these documents (other than exhibits not specifically incorporated by reference) by writing or telephoning us at:

The Royal Bank of Scotland N.V.
Investor Relations Department
Gustav Mahlerlaan 10
P.O. Box 283
1000 EA Amsterdam, The Netherlands
(31-20) 628-7835

EAM created and owns rights to the methodology that is employed in connection with the Trader Vic IndexTM.  EAM does not sponsor, endorse, sell, or promote this or any investment fund or other vehicle that is offered by third parties and that seeks to provide an investment return based on the returns of the Trader Vic IndexTM.

These Securities are not sponsored, endorsed, sold or promoted by EAM. EAM makes no representation, condition or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in the strategy manifested in the Trader Vic IndexTM or in the Securities. EAM's only relationship to RBS N.V. is the licensing of certain trademarks and trade names of EAM and/or of the Trader Vic IndexTM which is created, compiled, maintained and owned by EAM without regard to the Securities. EAM has no obligation to take the needs of the owners of the Securities into consideration in determining, or composing the Trader Vic IndexTM. EAM is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Securities to be issued. EAM has no obligation or liability in connection with the administration, marketing or trading of the Securities.

EAM SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE TRADER VIC INDEXTM FROM SOURCES THAT EAM CONSIDERS RELIABLE, BUT EAM ACCEPTS NO RESPONSIBILITY FOR, AND SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. EAM DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE TRADER VIC INDEXTM OR ANY DATA INCLUDED THEREIN. EAM MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO THE RESULTS TO BE

THE ROYAL BANK OF SCOTLAND N.V. Securities Linked to the Trader Vic IndexTM Excess Return

OBTAINED BY ANY PERSON OR ENTITY FROM THE USE OF THE TRADER VIC INDEXTM OR ANY DATA INCLUDED THEREIN. EAM MAKES NO EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIMS ALL CONDITIONS AND WARRANTIES IMPLIED BY STATUTE, GENERAL LAW OR CUSTOM WITH RESPECT TO THE TRADER VIC INDEXTM OR ANY DATA INCLUDED THEREIN EXCEPT ANY IMPLIED CONDITION OR WARRANTY THE EXCLUSION OF WHICH WOULD CONTRAVENE ANY STATUTE OR CAUSE ANY PART OF THIS CLAUSE TO BE VOID.

THE ROYAL BANK OF SCOTLAND N.V. Securities Linked to the Trader Vic IndexTM Excess Return

SUMMARY

The following summary does not contain all the information that may be important to you.  You should read carefully the entire Prospectus and Prospectus Supplement, together with this pricing supplement, to understand fully the terms of your Securities, as well as the tax and other considerations important to you in making a decision about whether to invest in any of the Securities. In particular, you should review carefully the section in this pricing supplement entitled “Risk Factors,” which highlights a number of risks of an investment in the Securities, to determine whether an investment in the Securities is appropriate for you. In addition, we urge you to consult with your investment, legal, accounting, tax and other advisors with respect to any investment in the Securities.

What are the Securities?

The Securities are issued by us, The Royal Bank of Scotland N.V., and are fully and unconditionally guaranteed by our parent company, RBS Holdings N.V. The Securities are our non-principal protected senior unsecured obligations. The Securities are linked to the performance of the Trader Vic IndexTM Excess Return, which we refer to as the Underlying Index. The Securities will mature on July 30, 2012. Unlike ordinary debt securities, the Securities do not pay interest.

The payment at maturity of the Securities is determined based on the performance of the Underlying Index, subject to an Adjustment Factor, as described below. If the closing level of the Underlying Index increases from the Initial Index Value, which is determined on the Pricing Date, so that it is higher on the Determination Date, you will receive at maturity the principal amount of $1,000 per Security times the return on the Underlying Index, times the Adjustment Factor.  The Adjustment Factor will reduce the return you receive to less than 100% of the return on the Underlying Index.  If the closing level of the Underlying Index decreases from the Initial Index Value, so that it is lower on the Determination Date, you will lose some or all of your initial principal investment.  In addition, even if the closing level of the Underlying Index on the Determination Date is slightly higher than the Initial Index Value, you may lose some of your initial principal investment if that increase is not sufficient to offset the effect of the Adjustment Factor.  Although there is no cap on the return of your investment in the Securities, the Adjustment Factor will always operate to reduce any payment you receive at maturity so that it will always be less than 100% of any increase and more than 100% of any decrease in the level of the Underlying Index.

Any payment on the Securities is subject to the creditworthiness (ability to pay) of The Royal Bank of Scotland N.V. as issuer and RBS Holdings N.V. as guarantor.

What will I receive at maturity of the Securities?

At maturity you will receive, for each $1,000 principal amount of Securities, a cash payment calculated as follows:

where

•	the Initial Index Value is defined as the closing level of the Underlying Index on the Pricing Date;

•	the Final Index Value is defined as the closing level of the Underlying Index on the Determination Date; and

•	the Adjustment Factor will equal:

where “Days” are the number of calendar days from but not including the Pricing Date of the Securities to but not including, the Determination Date.

THE ROYAL BANK OF SCOTLAND N.V. Securities Linked to the Trader Vic IndexTM Excess Return

Where the Pricing Date occurs on June 27, 2011, if the Determination Date occurs on July 25, 2012, the Adjustment Factor will be approximately 0.99 (assuming that there are 394 calendar days during that period).

Will I receive interest payments on the Securities?

No.  You will not receive interest payments on the Securities.

Will I get my principal back at maturity?

The Securities are not principal protected, so you are not guaranteed to receive any return of principal at maturity. If the closing level of the Underlying Index on the Determination Date is below or the same as the Initial Index Value, you will lose some or all of your initial principal investment and you could lose up to 100% of your initial principal investment.  In addition, even if the closing level of the Underlying Index on the Determination Date is slightly higher than the Initial Index Value, you may lose some of your initial principal investment if that increase is not sufficient to offset the Adjustment Factor.

Any payment at maturity is subject to our creditworthiness (ability to pay) as the issuer of the Securities and the creditworthiness of RBS Holdings N.V., as the guarantor of our obligations under the Securities.

If you sell the Securities prior to maturity, you will receive the market price, if any, for the Securities, which could be zero. There may be little or no secondary market for the Securities. Accordingly, you should be willing to hold your Securities until maturity.

Can you give me examples of the payment at maturity?

Example 1:  If, for example, the Initial Index Value is 5,000, the Final Index Value is 7,500 and assuming there are 394 calendar days from but not including the Pricing Date, to but not including the Determination Date, then the payment at maturity (rounded to two decimal places) would be calculated as follows:

or

or

$1,000 x 1.485 = $1,485.00

and the Adjustment Factor is calculated as:

or

In this hypothetical example, the closing level of the Underlying Index on the Determination Date increased from the Initial Index Value by 50%, which is an amount greater than the effect of the Adjustment Factor. Therefore, the payment at maturity will be the principal amount of $1,000 times the return on the Underlying Index times the Adjustment Factor. In this hypothetical example, while the return on the Underlying Index was 50.00%, you would have received, at maturity, a payment of $1,485.00 (rounded to two decimal places) for each $1,000 principal amount of Securities, which represents a return of approximately 48.5% over the term of the Securities.  You would have received less than the return on the

THE ROYAL BANK OF SCOTLAND N.V. Securities Linked to the Trader Vic IndexTM Excess Return

Underlying Index due to the effect of the Adjustment Factor. Although there is no cap on the return of your investment in the Securities, the payment you will receive at maturity will always be less than 100% of the return on the Underlying Index due to the Adjustment Factor.

Example 2:  If, for example, the Initial Index Value is 5,000, the Final Index Value is 5,050 and assuming there are 394 calendar days from but not including the Pricing Date, to but not including the Determination Date, then the payment at maturity (rounded to two decimal places) would be calculated as follows:

or

or

$1,000 x .9999 = $999.90

where, the Adjustment Factor is calculated as:

or

In this hypothetical example, the closing level of the Underlying Index on the Determination Date increased from the Initial Index Value by 1%, which was not a sufficient increase to offset the effect of the Adjustment Factor. Therefore, the payment at maturity will be the principal amount of $1,000 times the return on the Underlying Index times the Adjustment Factor. In this hypothetical example, while the return on the Underlying Index was 1%, you would have received at maturity a payment of $999.90 (rounded to two decimal places) for each $1,000 principal amount of Securities, which represents a loss of approximately -0.01% over the term of the Securities.  Even though the Underlying Index appreciated above the Initial Index Value, you would have lost a portion of your initial principal investment due to the effect of the Adjustment Factor.

Example 3:  If, for example, the Initial Index Value is 5,000, the Final Index Value is 3,000 and assuming there are 394 calendar days from but not including the Pricing Date, to but not including the Determination Date, then the payment at maturity (rounded to two decimal places) would be calculated as follows:

or

$1,000 x .594 = $594.00

where, the Adjustment Factor is calculated as:

THE ROYAL BANK OF SCOTLAND N.V. Securities Linked to the Trader Vic IndexTM Excess Return

or

In this hypothetical example, the closing level of the Underlying Index on the Determination Date decreased from the Initial Index Value by 40% but, due to the Adjustment Factor you would have lost approximately -40.60%. Therefore, in this hypothetical example, you would receive at maturity an amount less than your initial principal investment, for a total payment of $594.00 (rounded to two decimal places) for each $1,000 principal amount of Securities. If the closing level of the Underlying Index decreases substantially from the Initial Index Value to the Final Index Value, you could lose up to 100% of your initial principal investment.

Is there a limit on how much I can earn over the term of the Securities?

No. If the Securities are held to maturity, the total amount payable at maturity per Security is not limited.

What is the minimum required purchase?

You may purchase Securities in minimum denominations of $1,000 or in integral multiples thereof.

Is there a secondary market for Securities?

The Securities will not be listed on any securities exchange. Accordingly, there may be little or no secondary market for the Securities and, as such, information regarding independent market pricing for the Securities may be extremely limited. You should be willing to hold your Securities until the Maturity Date.

Although it is not required to do so, we have been informed by our affiliate that when this offering is complete, it intends to make purchases and sales of the Securities from time to time in off-exchange transactions. If our affiliate does make such a market in the Securities, it may stop doing so at any time.

In connection with any secondary market activity in the Securities, our affiliate may post indicative prices for the Securities on a designated website or via Bloomberg. However, our affiliate is not required to post such indicative prices and may stop doing so at any time. Investors are advised that any prices shown on any website or Bloomberg page are indicative prices only and, as such, there can be no assurance that any trade could be executed at such prices. Investors should contact their brokerage firm for further information.

In addition, the issue price of the Securities includes the cost of hedging our obligations under the Securities. The cost of hedging includes the profit component that our affiliate has charged in consideration for assuming the risks inherent in managing the hedging of the transactions. The fact that the issue price of the Securities includes these hedging costs is expected to adversely affect the secondary market prices of the Securities. See “Risk Factors—The Inclusion of the Cost of Hedging in the Issue Price Is Likely to Adversely Affect Secondary Market Prices” and “Use of Proceeds” in this pricing supplement.

What are the tax consequences of an investment in the Securities?

You should review carefully the section in this pricing supplement entitled “U.S. Federal Income Tax Consequences.”

For a discussion of Dutch tax considerations relating to the Securities, you should review the section in the accompanying Prospectus Supplement entitled “Taxation in the Netherlands.”

THE ROYAL BANK OF SCOTLAND N.V. Securities Linked to the Trader Vic IndexTM Excess Return

We do not provide any advice on tax matters. You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

What is the Underlying Index, and where can I find out more about the Underlying Index?

The Underlying Index is an index designed to provide investors with potential diversification and seeks to benefit from both rising and declining price trends of the Underlying futures contracts that comprise the Index.  Currently comprised of 24 futures contracts across physical commodities, global currencies and U.S. interest rates, the Underlying Index seeks to capture rising and falling price trends by taking both long and short positions.  The Underlying Index components are grouped into 17 sectors; each sector, except the energy sector, is represented on either a “long” or “short” basis, depending on recent price trends of that sector.  The energy sector is represented on either a “long” or “flat” basis.  A flat position means that no portion of the Underlying Index is deemed to be allocated to the energy sector. For further information about the Index see the section entitled “The Underlying Index.”  The Underlying Index has a base currency in U.S. dollars and is unleveraged; for every USD reflected in the Underlying Index, the Underlying Index references futures positions with a total notional amount of one U.S. dollar.

What is the relationship between The Royal Bank of Scotland N.V., RBS Holdings N.V. and RBS Securities Inc.?

RBS Securities Inc., which we refer to as RBSSI, is an affiliate of The Royal Bank of Scotland N.V. and RBS Holdings N.V.  RBSSI will act as agent for this offering.  RBSSI will conduct this offering in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate.  See “Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

Who will determine the payment at maturity?

We will act as calculation agent for Wilmington Trust Company, the trustee for the Securities.  As calculation agent, we will determine, among other things, the Initial Index Value, the Final Index Value, the Adjustment Factor and the payment, if any, at maturity.

When is the Closing Level Determined?

       The level of the Underlying Index is calculated and published by the Index Calculation Agent on every Business Day and is updated continuously as the prices of the underlying components change, so there is no formal closing time for the Underlying Index.  The Closing Level of the Underlying Index for any given Business Day will be the level of the Underlying Index published at approximately 11:00 a.m., New York City time on the immediately following Business Day.

Who invests in the Securities?

The Securities are not suitable for all investors.  The Securities may be a suitable investment for you if:

•	You seek an investment with a return linked to the performance of the Underlying Index.

•
You believe the closing level of the Underlying Index will increase by an amount sufficient to offset the Adjustment Factor and to provide you with a satisfactory return on your investment during the term of the Securities.

•	You are willing to accept the risk of fluctuations in the level of the Underlying Index.

•	You do not seek current income from this investment.

The Securities may not be a suitable investment for you if:

•	You are not willing to be exposed to fluctuations in the level of the Underlying Index.

•	You seek a guaranteed return of principal.

THE ROYAL BANK OF SCOTLAND N.V. Securities Linked to the Trader Vic IndexTM Excess Return

•	You believe the closing level of the Underlying Index will decrease or will not increase by an amount sufficient to offset the Adjustment Factor during the term of the Securities.

•	You prefer the lower risk and therefore accept the potentially lower returns of fixed income investments with comparable maturities and credit ratings.

•	You seek current income from your investment.

You should carefully consider whether the Securities are suited to your particular circumstances before you decide to purchase them.  In addition, we urge you to consult with your investment, legal, accounting, tax and other advisors with respect to any investment in the Securities.

What are some of the risks in owning the Securities?

Investing in the Securities involves a number of risks.  We have described the most significant risks relating to the Securities under the heading “Risk Factors” in this pricing supplement which you should read before making an investment in the Securities.

Some selected risk considerations include:

Credit Risk.  Because you are purchasing a security from us, you are assuming the risk that we may not be able to pay our obligations to you as they become due and payable.  In addition, because the Securities are fully and unconditionally guaranteed by RBS Holdings N.V., you are assuming the credit risk of RBS Holdings N.V. in the event that we fail to make the payment required by the terms of the Securities.  This means that if RBS N.V. and RBS Holdings N.V. fail, become insolvent or are otherwise unable to pay their obligations under the Securities, you could lose some or all of your initial principal investment.  Any obligations or Securities sold, offered, or recommended are not deposits of RBS N.V. nor are they insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other government agency.

Principal Risk.  The Securities are not ordinary debt securities; they are not principal protected.  In addition, if the closing level of the Underlying Index decreases or does not change from the Pricing Date to the Determination Date, you will lose some or all of your initial principal investment.  Even if the closing level of the Underlying Index increases slightly from the Initial Index Value to the Final Index Value, you may lose some of your initial principal investment if that increase is not sufficient to offset the Adjustment Factor.  Accordingly, you may lose some or all of your initial principal investment in the Securities.

Liquidity Risk. The Securities will not be listed on any securities exchange.  Accordingly, there may be little or no secondary market for the Securities and information regarding independent market pricing of the Securities may be very limited or non-existent. The value of the Securities in the secondary market, if any, will be subject to many unpredictable factors, including then prevailing market conditions.

It is important to note that many factors will contribute to the secondary market value of the Securities, and you may not receive your full principal back if the Securities are sold prior to maturity.  Such factors include, but are not limited to, time to maturity, the level of the Underlying Index, volatility of the Underlying Index and interest rates.

In addition, the price, if any, at which our affiliate or another party is willing to purchase Securities in secondary market transactions will likely be lower than the issue price, since the issue price included, and secondary market prices are likely to exclude, commissions, discounts or mark-ups paid with respect to the Securities, as well as the cost of hedging our obligations under the Securities.

What if I have more questions?

You should read “Description of Notes” in the accompanying Prospectus Supplement for a detailed description of the terms of the Securities and the section below entitled “The Underlying Index” for a detailed description of the Underlying Index.  The Royal Bank of Scotland N.V. has filed a registration statement (including a Prospectus and Prospectus Supplement) with the SEC for the offering to which this communication relates.  Before you invest, you should read the Prospectus and Prospectus Supplement in that registration statement and other documents The Royal Bank of Scotland N.V. has filed with the SEC for more complete information about The Royal Bank of Scotland N.V. and the offering of the

THE ROYAL BANK OF SCOTLAND N.V. Securities Linked to the Trader Vic IndexTM Excess Return

Securities.  You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, The Royal Bank of Scotland N.V., any underwriter or any dealer participating in the offering will arrange to send you the Prospectus and Prospectus Supplement if you request them by calling toll free (866) 747-4332.

THE ROYAL BANK OF SCOTLAND N.V. Securities Linked to the Trader Vic IndexTM Excess Return

RISK FACTORS

You should carefully consider the risks of the Securities to which this pricing supplement relates and whether these Securities are suited to your particular circumstances before deciding to purchase them.  For a discussion of certain general risks associated with your investment in the Securities, please refer to the section entitled “Risk Factors” beginning on page S-2 of the accompanying Prospectus Supplement.  It is important that prior to investing in these Securities you read the accompanying Prospectus and Prospectus Supplement to understand the actual terms of and the risks associated with the Securities.  In addition, we urge you to consult with your investment, legal, accounting, tax and other advisors with respect to any investment in the Securities.

Risk Factors Relating to the Issuer

The Proposed Restructuring of the Issuer, RBS NV, May Adversely Affect the Secondary Market Price of the Securities.

  The Royal Bank of Scotland Group plc and its subsidiaries (the “RBS Group”) is in the course of implementing an extensive restructuring of its businesses, operations and assets, including those of RBS Holdings and its consolidated subsidiaries and other members of the RBS Group, and may, in the future, consider making further changes to its business, operations, structure and assets.

 In particular, on April 19, 2011, the boards of The Royal Bank of Scotland Group plc (“RBSG”), The Royal Bank of Scotland plc (“RBS”), RBS Holdings and RBS NV approved the proposed transfers of a substantial part of the business activities of RBS NV to RBS (the “Proposed Transfers”), subject, among other matters, to regulatory and other approvals, further tax and other analysis in respect of the assets and liabilities to be transferred and employee consultation procedures. It is expected that the Proposed Transfers will be implemented on a phased basis over a period ending on December 31, 2013. A large part of the Proposed Transfers (including the transfers of certain securities issued by RBS NV) is expected to have taken place by the end of 2012. The Proposed Transfers include a proposal to change the issuer of some or all of the securities issued by RBS NV, whether these securities are issued prior to, or on or after, April 19, 2011.  However, there is no assurance that RBS and RBSG will assume or guarantee, respectively, the obligations under any particular securities or guarantees of RBS NV and RBS Holdings (including the Securities) or, if they do, when any such assumption may take place.

 RBSG is committed to providing all the necessary support to ensure RBS NV continues to meet its commitments during and after the Proposed Transfers. Nevertheless, it is possible that the Proposed Transfers might have a material adverse impact on the business of RBS Holdings and its consolidated subsidiaries, their financial condition, their results of operations and prospects, and an adverse impact on RBS NV’s credit ratings, and might also negatively impact the value of the securities issued by RBS NV.  If securities issued by RBS NV are assumed by RBS, the fact of such assumption and/or the fact that RBS is a Scottish incorporated company might impact holders of such securities, whether for tax reasons or otherwise.  For further information, see the press release entitled “Proposed transfers of a substantial part of the business activities of RBS NV to RBS plc” filed on Form 6-K by RBS Holdings on April 19, 2011.

The Credit Risk of The Royal Bank of Scotland N.V.and RBS Holdings N.V., and their Credit Ratings and Credit Spreads may adversely affect the value of the Securities.

You are dependent on RBS N.V.’s ability to pay all amounts due on the Securities, and therefore you are subject to the credit risk of RBS N.V. and to changes in the market’s view of The Royal Bank of Scotland plc’s creditworthiness.  In addition, because the Securities are unconditionally guaranteed by RBS NV’s parent company, RBS Holdings N.V., you are dependent on the credit risk of RBS Holdings N.V. in the event that RBS NV fails to make any payment or delivery required by the terms of the Securities.  Any actual or anticipated decline in RBS NV ‘s or RBS Holdings N.V.’s credit ratings or increase in their credit spreads charged by the market for taking credit risk is likely to adversely affect the value of the Securities  Similarly , if the Proposed Transfers described above were to occur during the term of the Securities,

THE ROYAL BANK OF SCOTLAND N.V. Securities Linked to the Trader Vic IndexTM Excess Return

and The Royal Bank of Scotland plc assumed  RBS NV’s obligations with respect to the Securities, you would be subject to the credit risk of RBS plc and of its guarantor, the Royal Bank of Scotland Group plc.

Our credit ratings are an assessment, by each rating agency, of our ability to pay our obligations, including those under the Securities.  Credit ratings are subject to revision, suspension or withdrawal at any time by the assigning rating organization in their sole discretion.  However, because the return on the Securities is dependent upon factors in addition to our ability to pay our obligations under the Securities, an improvement in our credit ratings will not necessarily increase the value of the Securities and will not reduce market risk and other investment risks related to the Securities.  Credit ratings (i) do not reflect market risk, which is the risk that the value of the Underlying Market Measure may rise or fall resulting in a loss of some or all of your investment, (ii) do not address the price, if any, at which the Securities may be resold prior to maturity (which may be substantially less than the issue price of the Securities), and (iii) are not recommendations to buy, sell or hold the Securities.  See “Risk Factors — Risk Factors Relating to the Securities - The Market Price of the Securities Will Be Influenced by Many Unpredictable Factors.”

Risk Factors Relating to the Securities

The Securities Are Not Ordinary Senior Notes; the Securities Do Not Pay Interest and There Is No Guaranteed Return of Principal.

The terms of the Securities differ from those of ordinary debt securities in that we will not pay you interest on the Securities and you could lose some or all of your initial principal investment at maturity.  The return that you will receive at maturity will be primarily based on any increase or decrease in the level of the Underlying Index.  If the closing level of the Underlying Index decreases or does not change from the Initial Index Value to the Final Index Value, you will lose some or all of your initial principal investment, and you could lose up to 100% of your initial principal investment.  In addition, even if the closing level of the Underlying Index increases slightly from the Initial Index Value to the Final Index Value, you may lose some of your initial principal investment if that increase is not sufficient to offset the Adjustment Factor.  In either case, the amount of cash paid to you at maturity will be less than the principal amount of your Securities and you assume the risk that you could lose some or all of your initial principal investment.

Furthermore, even if the return on the Underlying Index is positive, the return you receive on the Securities may be less than the return you would have received had you invested your entire principal amount in a conventional debt security with the same maturity issued by us or by a comparable issuer.  You cannot predict the future performance of the Underlying Index based on its historical performance.

The Return that You Will Receive Will Always Be Less Than 100% of the Return on the Underlying Index Due to the Adjustment Factor.

The Adjustment Factor is a fee formula based on the number of calendar days from but not including the Pricing Date, to but not including the Determination Date of your Securities.  Since the Adjustment Factor reduces the amount of your return at maturity, the payment you will receive at maturity will always be less than 100% of the return on the Underlying Index.  As a result, the level of the Underlying Index must increase by an amount sufficient to offset the Adjustment Factor in order for you to receive at least the principal amount of your investment at maturity.  See “Description of Securities—Adjustment Factor.”

Although We Are a Bank, the Securities Are Not Bank Deposits and Are Not Insured or Guaranteed by the Federal Deposit Insurance Corporation, The Deposit Insurance Fund or Any Other Government Agency

The Securities are our obligations but are not bank deposits.  In the event of our insolvency, the Securities will rank equally with our other unsecured, unsubordinated obligations and will not have the benefit of any insurance or guarantee of the Federal Deposit Insurance Corporation, The Deposit Insurance Fund or any other government agency.

THE ROYAL BANK OF SCOTLAND N.V. Securities Linked to the Trader Vic IndexTM Excess Return

The Securities Will Not Be Listed on Any Securities Exchange; Secondary Trading May Be Limited.

You should be willing to hold your Securities until the Maturity Date. The Securities will not be listed on any securities exchange. Accordingly, there may be little or no secondary market for the Securities and information regarding independent market pricing for the Securities may be very limited or non-existent. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Upon completion of the offering, our affiliate has informed us that it intends to purchase and sell the Securities from time to time in off-exchange transactions, but it is not required to do so.  If our affiliate does make such a market in the Securities, it may stop doing so at any time.

The Securities May Not Be a Suitable Investment For You.

The Securities may not be a suitable investment for you if you are not willing to be exposed to the movement in the level of the Underlying Index, you seek full principal protection or preservation of capital invested, you believe that the value of the Underlying Index will decrease from the Initial Index Value or that the value of the Underlying Index will not increase sufficiently over the term of the Securities to provide you with your desired return, you seek interest payments or other current income on your investment, you seek assurances that there will be a liquid market if and when you want to sell the Securities prior to maturity or you are unwilling or are unable to assume the credit risk associated with RBS NV, as the issuer, and Holding, as the guarantor of the issuer’s obligations under the Securities.

The Value of the Securities Will Be Influenced by Many Unpredictable Factors.

The value  of the Securities may fluctuate between the date you purchase them and the Determination Date in respect of which the calculation agent determines the amount to be paid to you on the Maturity Date.

Several factors, many of which are beyond our control, will influence the value of the Securities, including:

•	the level of the Underlying Index, which can fluctuate significantly;

•	the volatility (frequency and magnitude of changes) in the level of the Underlying Index;

•	the market prices of the exchange-traded futures contracts that are referenced in the Underlying Index;

•	interest and yield rates in the market;

•	the prices of commodities and currencies referenced by Index Components and the prices of exchange-traded commodity futures contracts and currency futures contracts that are Index Components;

•
geopolitical conditions and economic, financial, political, regulatory, geographical, agricultural, or judicial events that affect the futures contracts comprising the Underlying Index, or markets generally, and which may affect the level of the Underlying Index;

•	the time remaining to the maturity of the Securities;

•
the creditworthiness of The Royal Bank of Scotland N.V. as issuer of the Securities and RBS Holdings N.V. as the guarantor of our obligations under the Securities.  Any person who purchases the Securities is relying upon the creditworthiness of The Royal Bank of Scotland N.V.  and RBS Holdings N.V. and has no rights against any other person.  The Securities constitute the general, unsecured and unsubordinated contractual obligations of The Royal Bank of Scotland N.V. and RBS Holdings N.V.

These factors interrelate in complex ways, and the effect of one factor on the market value of your Securities may offset or enhance the effect of another factor.

Some or all of these factors will influence the price that you will receive if you sell your Securities prior to maturity in the secondary market, if any.  If you sell your Securities prior to maturity, the price at which you are able to sell your Securities may be at a discount, which could be substantial, from the principal amount.  For example, there may be a discount on the Securities if at the time of sale the level of the Underlying Index is at or below the initial index level.  Even

THE ROYAL BANK OF SCOTLAND N.V. Securities Linked to the Trader Vic IndexTM Excess Return

if the level of the Underlying Index is greater than the initial index level, there may be a discount on the Securities based on the time remaining to the maturity of the Securities.  Thus, if you sell your Securities before maturity, you may not receive back your entire principal amount.

Some or all of these factors will influence the return, if any, that you receive upon maturity of the Securities.  We cannot predict the future performance of the Underlying Index based on its historical performance.  The performance of the Underlying Index over the term of the Securities, as well as the amounts payable on the Securities, may bear little relation to the historical levels of the Underlying Index set forth in this pricing supplement.  Neither we, RBS Holdings N.V. or any of our or its affiliates can guarantee that the level of the Underlying Index will increase so that you may receive at maturity at least the principal amount of the Securities.

As an investor in the Securities, you assume the risk that as a result of the performance of the Underlying Index you may not receive any return on your initial principal investment in the Securities or that you may lose some or all of your initial principal investment in the Securities.

The Value of Your Securities on the Pricing Date Will Be Less than the Issue Price Due To Our Cost of Hedging and Underwriting Costs.

In determining the economic terms of the Securities, and consequently the potential return on the Securities to you, we have taken into account compensation to our affiliate, RBS Securities Inc.(“RBSSI”), and other selling agents for distributing the Securities, which are reflected in the underwriting discount, as well as certain costs associated with hedging our obligations under the Securities.  The original issue price of the Securities reflects these factors.

As a result, the value of your Securities on the pricing date will be less than the issue price.  Assuming no change in the value of the Underlying Index, in market conditions or any other relevant factors, the price, if any, at which the selling agents are willing to purchase Securities in secondary market transactions will likely be less than the issue price by an amount reflecting both the underwriting discount and the cost of unwinding our hedge of our obligations under the Securities (principally reflecting a profit component built into the price we paid for the hedge).  In addition, any such prices may differ from values determined by pricing models used by the selling agents, as a result of dealer discounts, mark-ups or other transaction costs.

The Payment, If Any, You Receive at Maturity Depends on the Final Index Value on the Determination Date Only.

We determine the payment at maturity based on the difference between the Initial Index Value on the Pricing Date and the Final Index Value on the Determination Date.  As a result the payment, if any, at maturity depends on the level of the Underlying Index on the Determination Date regardless of whether the level of the Underlying Index at the Maturity Date or at other times during the term of the Securities, including dates near the Determination Date, was higher than the Final Index Value.  This difference could be particularly large if there is a significant increase in the level of the Underlying Index after the Determination Date, if there is a significant decrease in the level of the Underlying Index around the time of the Determination Date or if there is significant volatility in the level of the Underlying Index during the term of the Securities (especially on dates near the Determination Date).  For example, since the Determination Date is near the end of the term of the Securities, if the level of the Underlying Index increases or remains relatively constant during the initial term of the Securities and then decreases below the Initial Index Value, then the Final Index Value may be significantly less than if it was calculated on another date or dates during the term of the Securities.

The Payment You Receive at Maturity May Not Reflect the Performance of the Underlying Index.

If on the Determination Date, any of the underlying futures contracts comprising the Underlying Index closes up or down the limit on the Relevant Exchange, the calculation agent will adjust the closing level of the Underlying Index on such date to reflect the closing price of the relevant futures contract on the first succeeding day on which the relevant futures contract does not close up or down the limit on the Relevant Exchange.  If the calculation agent recalculates the closing level of the Underlying Index in this manner, the payment that you receive at maturity or upon early redemption will not precisely reflect the published performance of the Underlying Index.  See “Description of Securities — Final Index Value.”

THE ROYAL BANK OF SCOTLAND N.V. Securities Linked to the Trader Vic IndexTM Excess Return

Hedging and Trading Activities by Us or Our Affiliates Could Affect the Value of Your Securities.

We and/or our affiliates may carry out activities that minimize our risks related to the Securities.  In particular, on or prior to the date of this pricing supplement, we, through our affiliates, may have hedged our anticipated exposure in connection with the Securities by taking positions in the Index Components (or the commodities or currencies referenced by the Index Components) that comprise the Underlying Index, swaps referencing the Underlying Index or in other instruments that we deemed appropriate in connection with such hedging.  Our trading activities, however, could potentially alter the value of the Underlying Index and, therefore, the value of the Securities.

We and/or our affiliates are likely to modify our hedge position throughout the term of the Securities by purchasing and selling the Index Components (or options or futures contracts on the commodities or currencies referenced by the Index Components) that comprise the Underlying Index, swaps referencing the Underlying Index or other instruments that we deem appropriate.  We cannot give any assurance that our hedging or trading activities will not affect the value of the Underlying Index.  It is also possible that we and/or one of more of our affiliates could receive substantial returns from these hedging activities while the value of the Securities may decline.

We or one or more of our affiliates may also engage in trading the components (or options or futures contracts on the components) that comprise the Underlying Index, or options or futures on the Underlying Index on a regular basis as part of our or their general broker-dealer activities and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including through block transactions.  Any of these activities could adversely affect the level of the Underlying Index and, therefore, the value of the Securities.

We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the level of the Underlying Index, the Index Components, or the physical commodities or currencies referenced by the Index Components.  By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the value of the Securities.

There Are Potential Conflicts of Interest between Security Holders and the Calculation Agent.

We will serve as the calculation agent for the Trustee in respect of the Securities.  We will, among other things, determine the amount of the return paid out to you on the Securities at maturity.  For a fuller description of the calculation agent’s role, see “Description of Securities — Calculation Agent.”  For example, the calculation agent may have to determine whether a Market Disruption Event affecting the Underlying Index has occurred or is continuing on a day when the calculation agent is scheduled determine its level.  This determination may, in turn, depend on the calculation agent’s judgment whether the event has materially interfered with our ability to unwind our hedge positions.  In addition, the calculation agent may have to make additional calculations if the Underlying Index is discontinued, suspended, modified or otherwise terminated.  The calculation agent will exercise its judgment when performing its functions.  Since these determinations by the calculation agent may affect the market value of the Securities, the calculation agent may have a conflict of interest if it needs to make any such decision.

Moreover, the issue price of the Securities includes certain costs of hedging our obligations under the Securities.  Our affiliates through which we hedge our obligations under the Securities expect to make a profit.  Since hedging our obligations entail risk and may be influenced by market forces beyond our affiliates’ control, such hedging may result in a profit that is more or less than initially projected.

The U.S. federal income tax consequences of an investment in the Securities are unclear.

There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Securities are uncertain, and the IRS or a court might not agree with the treatment of the Securities, as prepaid financial contracts, that is described in the section of this pricing supplement entitled “U.S. Federal Income Tax Consequences.” If the IRS were successful in asserting an alternative treatment, the tax consequences of ownership and disposition of the Securities might be affected materially and adversely. In addition, as described in “U.S. Federal Income Tax Consequences,” in 2007 Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Securities. Any

THE ROYAL BANK OF SCOTLAND N.V. Securities Linked to the Trader Vic IndexTM Excess Return

Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risk Factors Relating to the Index

General Risks Related to the Underlying Index

You Must Rely on Your Own Evaluation of the Merits of an Investment Linked to the Underlying Index.

In the ordinary course of their businesses, our affiliates and Enhanced Alpha Management, L.P. (“EAM”), which is the owner of the Underlying Index, may have expressed views on expected movements in the Underlying Index or its components and may do so in the future.  These views or reports may be communicated to our clients, the clients of our affiliates and the clients of EAM.  However, these views are subject to change from time to time.  Moreover, other professionals who deal in markets relating to the Underlying Index or its components may at any time have significantly different views from those of our affiliates and EAM.  For these reasons, you are encouraged to independently obtain information which you consider necessary to evaluate an investment in the Securities, the Underlying Index and its components from multiple sources, and you should not rely on the views expressed by our affiliates or by EAM.

The Underlying Index tracks commodity futures contracts and does not track the spot prices of physical commodities or currencies underlying such contracts.

The Underlying Index is composed of exchange-traded futures contracts on physical commodities, currencies and rates.  Unlike equities, which typically entitle the holder to a continuing stake in a corporation, a commodity futures contract is typically an agreement to buy a set amount of an underlying physical commodity at a predetermined price during a stated delivery period.  The price of a commodity futures contract reflects the expected value of the underlying physical commodity upon delivery in the future.  In contrast, the underlying physical commodity’s current or “spot” price reflects the immediate delivery value of the underlying physical commodity.

The Securities are linked to the Underlying Index and not to the spot prices of the physical commodities or currencies referenced by the notional futures contracts that comprise the Underlying Index.  Therefore, an investment in the Securities is not the same as buying and holding the physical commodities or currencies referenced by the Underlying Index.  While price movements in the commodity futures contracts comprising the Underlying Index may correlate with changes in the spot prices of the such physical commodities or currencies, the correlation will not be perfect and price movements in the spot markets for such physical commodities or currencies may not be reflected in the futures market (and vice versa).  Accordingly, an increase in the spot prices of such physical commodities or currencies may not result in an increase in the prices of the commodity futures contracts comprising the Underlying Index or, consequently, the level of the Underlying Index.  The prices of the commodity futures contracts comprising the Underlying Index and, thus, the level of the Underlying Index may decrease while the spot prices for the referenced physical commodities or currencies remain stable or increase, or do not decrease to the same extent.

The Level of the Underlying Index Will Depend Primarily on the Position of the Sectors Within the Underlying Index, and One or More of Those Positions May Not Reflect the Actual Performance of those Sectors.

The performance of the Underlying Index will depend primarily on the performance of each Index Component and how its corresponding sector is positioned within the Underlying Index.  For example, if all other conditions remain constant, if the grains sector were positioned short, a decrease in the value of the corn futures contract would tend to

THE ROYAL BANK OF SCOTLAND N.V. Securities Linked to the Trader Vic IndexTM Excess Return

increase the level of the Underlying Index, while an increase in the value of that contract would tend to decrease the level of the Underlying Index.  There can be no assurance that the position determined for each sector will be aligned with the future price movements of its corresponding Index components.  If a commodity sector is out of position in relation to the movements of its corresponding Index components (e.g., a short-positioned commodity sector experiences an increase in the value of one or more of its Index components, or a long-positioned commodity sector experiences a decrease in the value of one or more of its Index components), there could be a negative impact on the level of the Underlying Index.  This could adversely affect the value of your Securities and the payment you would receive on the Securities at maturity.

The position of each sector is generally determined on the second to last business day of each month.  If a different date of determination was used, the position taken with respect to each sector may be different, and may result in a lower return for the Underlying Index for the relevant month.

The Underlying Index Takes Monthly Long and Short Positions and You Should Not Invest in the Securities if You Have Solely a Bullish or Bearish View of the Index Components.

The Underlying Index takes monthly long and short positions for each sector, with the exception of the energy sector which is positioned either long or flat.  A flat position means that no portion of the Underlying Index is deemed to be allocated to the energy sector, as described below in the section “The Underlying Index—Index Components and Sectors.”  The Securities may not be an appropriate investment for you if you anticipate that the sectors and/or their components will rise only (a “bullish” view) or decline only (a “bearish” view).  In addition, because the energy sector is never positioned short in the Underlying Index, the Securities may not be an appropriate investment for you if you have a bearish view of that sector.

The Underlying Index Is Expected to Perform Poorly In Neutral or Volatile Market Conditions, or If There Are No Prolonged Price Trends Within Its Sectors.

The Underlying Index is designed to capture, in the aggregate, both rising and declining price trends of the Index Components (as defined below) over longer time periods.  It aims to accomplish this by referencing long positions for sectors which prices demonstrate a bullish trend, and referencing short positions for sectors which prices demonstrate a bearish trend, with the exception of the energy sector which position is set to either long or flat, but never short.  The lack of prolonged price trends in a neutral or volatile market, where the prices of the Index Components either remain flat or fluctuate, could adversely impact the performance of the Underlying Index and, consequently, the value of your Securities.

Securities Linked to the Underlying Index Are Not Short-Term Investments.

As discussed in this pricing supplement, the Underlying Index is designed to capture price trends of its components over longer time periods.  It is not designed to track short-term price movements in the Index Components or any sector within the Underlying Index.  As such, Securities linked to the Underlying Index are not intended to be short-term trading instruments.  Even if there were to be a prolonged price trend within the Underlying Index sectors or Index Components, you may not realize any return on your Securities if you buy and sell the Securities over shorter time periods.

The Underlying Index Has a Limited History to Consider for Making an Independent Assessment of Its Performance.

The payment amounts, if any, for your Securities will be linked to the performance of the Underlying Index, which was launched in June 2009.  There is no actual historical value information available before that date for you to consider in making an independent investigation of the Underlying Index.  Any data relating to the Underlying Index included in this Underlying Supplement for any date prior to June 2009 is hypothetical historical data.  The performance of the Underlying

THE ROYAL BANK OF SCOTLAND N.V. Securities Linked to the Trader Vic IndexTM Excess Return

Index over the term of the Securities, as well as the amounts payable on the Securities, may bear little relation to the historical values of the Underlying Index set forth in this Underlying Supplement or in any Pricing Supplement.  You cannot predict the performance of the Underlying Index during the term of the Securities based on its historical performance.

A Prolonged Decline in Value in Energy-Oriented Raw Materials Would Have a Negative Impact on the Level of the Underlying Index and the Value of Your Securities.

As of January 2011, 21.25% of the Index Components were energy-oriented, including 9.63% in crude oil.  As energy is always weighted long or flat in the Underlying Index, a decline in the prices of such raw materials would adversely affect the level of the Underlying Index and the value of your Securities.  Technological advances or the discovery of new oil reserves could lead to increases in worldwide production of oil and corresponding decreases in the price of crude oil.  In addition, further development and commercial exploitation of alternative energy sources, including solar, wind or geothermal energy, could lessen the demand for crude oil products and result in lower prices.  Absent amendment of the Underlying Index to lessen or eliminate the concentration of existing energy contracts in the Underlying Index or to broaden the Underlying Index to account for such developments, the level of the Underlying Index and the value of your Securities could decline.

The Underlying Index is an “excess return” index, not a “total return” index.

EAM publishes  both the Underlying Index and a total return variant.  The Underlying Index, which is an “excess return” index, reflects the returns that are potentially available through an unleveraged investment in the long and short (or flat) positions in the futures contracts that comprise the Underlying Index.  In contrast, the total return variant, in addition to reflecting these returns, also reflects the interest that could be earned on cash collateral from an investment in the Underlying Index components in 3-month U.S. Treasury bills.  The excess return version of the Underlying Index does not include this feature.  In addition, the term “excess return” is not intended to suggest that the performance of the excess return version of the Underlying Index at any time, or the return on your Securities, will be positive or that the excess return version of the Underlying Index is designed to exceed a particular benchmark.

The Underlying Index is a Rolling Index and Future Prices of the Index Components that Are Different Relative to Their Current Prices May Decrease the Amounts Payable on the Securities.

The Underlying Index is composed of futures contracts on commodities, currencies and U.S. interest rates.  Unlike equities, which typically entitle the holder to a continuing stake in a corporation, futures contracts normally specify a certain date for delivery of the underlying asset.  As the exchange-traded futures contracts that comprise the Underlying Index approach expiration, they are replaced by contracts that have a later expiration.  Thus, for example, a contract purchased and held in August may specify an October expiration.  As time passes, the contract expiring in October is replaced by a contract for delivery in a later month (e.g., November).  This process is referred to as “rolling.”  If the market for these contracts is (putting aside other considerations) in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a “roll yield” which might create a profit for the purchase of the contracts.  While certain contracts included in the Underlying Index have historically exhibited consistent periods of backwardation, backwardation will likely not exist at all times with respect to any contract. Certain of the assets included in the Underlying Index have historically traded in “contango” markets.  Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months.  Contango (or backwardation in the case of a short position) in the commodity markets would result in negative “roll yields” which could adversely affect the value of the Underlying Index and, accordingly, decrease the payments, if any, you receive on the Securities.  There can be no assurance, however, that backwardation or roll yields will exist in any particular Index component at any time during the term of the Securities.

THE ROYAL BANK OF SCOTLAND N.V. Securities Linked to the Trader Vic IndexTM Excess Return

Policies of the Index Committee and Changes that Affect the Composition and Calculation of the Underlying Index Will Affect the Market Value of the Securities and the Return You Will Receive.

The Underlying Index is overseen and managed by the Index Committee (as defined herein).  The policies of the Index Committee concerning the calculation of the level of the Underlying Index, additions, deletions or substitutions of Index Components and the manner in which changes affecting the Index Components are reflected in the Underlying Index could affect the level of the Underlying Index and, therefore, the market value of the Securities and the amounts payable on the Securities.  The amounts payable in respect of the Securities and their market value could also be affected if the Index Committee changes, discontinues or suspends compilation and maintenance of the Underlying Index.

The composition of the Underlying Index may change over time, as additional assets satisfy the eligibility criteria or assets currently included in the Underlying Index fail to satisfy such criteria.  The annual composition of the Underlying Index will be determined by the Index Committee based on the Index Committee’s assessment of the worldwide consumption of those assets, including in reliance upon historic price, liquidity and production data that are subject to potential errors in data sources or errors that may affect the weights of Index components.  Any discrepancies that require revision are not applied retroactively but will be reflected in prospective weighting calculations of the Underlying Index for the following year.  However, not every discrepancy may be discovered.   If, for any reason, one of the futures contracts referenced in the Underlying Index ceases to exist, or any other similar event with similar consequences as determined in the discretion of the Index Committee occurs, the Index Committee will call an exceptional meeting to assess whether the composition and/or the weights of, the Underlying Index should be modified.  The modification of the composition and/or the weights of the Underlying Index may have an adverse impact on the value of the Underlying Index, the amounts payable on the Securities and their market value prior to maturity.

Furthermore, EAM is the sole owner of the Underlying Index.  EAM currently has two representatives on the Index Committee.  The other two members of the Index Committee are employees of The Royal Bank of Scotland N.V, London Branch.  EAM, through the Index Committee, has a significant degree of discretion regarding the composition and management of the Underlying Index, including additions, deletions and the weights of the Index components or exchange-traded futures contracts on the Index components.  Any of these factors could affect the level of the Underlying Index and, therefore, could affect the amount payable on the Securities and the market value of the Securities prior to maturity.  EAM and the Index Committee do not have any obligation to consider the needs of any parties to transactions involving the Underlying Index, including the holders of the Securities, when making changes to the Underlying Index.

Our Membership on the Index Committee May Conflict With Your Interest as a Holder of the Securities.

The Index Committee is responsible for the calculation methodology of the Underlying Index.  Our employees represent two of the four members of the Index Committee.  As members of the Index Committee, our employees will be involved in the composition and management of the Underlying Index, including additions, deletions and the weights of the futures contracts that comprise the Underlying Index, all of which could affect the level of the Underlying Index and, therefore, could affect the amounts payable on the Securities and the value of the Securities prior to maturity.  We do not believe that we have the power to control the decision-making of the Index Committee; however, we may influence the determinations of the Index Committee, which may adversely affect the value of your Securities.  Due to our potential influence on determinations of the Index Committee, which may affect the market value of the Securities, we, as issuer of the Securities, may have a conflict of interest if we participate in or influence such determinations.

Since we cannot control or predict the actions of the Index Committee, we are not ultimately responsible for any errors in or discontinuation of disclosure regarding the methods or policies relating to the calculation of the Underlying Index.

Our Business Activities May Create Conflicts of Interest.

THE ROYAL BANK OF SCOTLAND N.V. Securities Linked to the Trader Vic IndexTM Excess Return

We and our affiliates expect to engage in trading activities related to the Index Components, futures or options on the commodities or currencies referenced by the Index Components,  swaps referencing the Underlying Index, or other derivative instruments with returns linked to the performance of the Underlying Index, the Index Components, and/or the physical commodities or currencies referenced by the Index Components that are not for the account of holders of the Securities or on their behalf.  These trading activities may present a conflict between the holders’ interest in the Securities and the interests that we and our affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management.  These trading activities, if they influence the level of the Underlying Index, could be adverse to the interests of the holders of the Securities.

Moreover, we and/or our affiliates have published and in the future expect to publish research reports and trading advice with respect to the Underlying Index, some or all of the physical commodities or currencies referenced by the Index Components.  This research and trading advice is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities.  The research and trading advice should not be viewed as a recommendation or endorsement of the Securities in any way and investors must make their own independent investigation of the merits of this investment.  Any of these activities by us and/or our affiliates may affect the market price of the Index Components or the physical commodities or currencies referenced by the Index Components and the level of the Underlying Index and, therefore, the market value of the Securities.  With respect to any of the activities described above, we and our affiliates have no obligation to consider the needs of any buyer, seller or holder of the Securities at any time.

Additional Conflicts of Interest Relating to the Management of EAM May Arise.

EAM, individually or through an affiliate, may actively trade commodities, currencies and U.S. interest rates and/or futures contracts on such components, including those related to the Underlying Index, and over-the-counter contracts having values which derive from or are related to the Underlying Index, the Index Components, and the physical commodities or currencies referenced by the Index Components.  EAM, individually or through an affiliate, also may actively trade and hedge the Underlying Index.  With respect to any such activities, neither EAM nor any of its affiliates has any obligation to take the needs of any buyers, sellers or holders of the Securities into consideration at any time.  It is possible that such trading and hedging activities, by any of these parties, will affect the level of the Underlying Index and therefore the market value of the Securities.

Discontinuance of the Underlying Index May Affect the Market Value of the Securities and the Return You Will Receive on the Securities.

Neither we, our affiliates, the Index Committee, EAM nor its affiliates are under any obligation to continue to compile and maintain the Underlying Index or is required to compile and maintain any successor index.  If the Index Committee discontinues or suspends the compilation and maintenance of the Underlying Index, it may become difficult to determine the market value of the Securities or the amounts payable on the Securities.  The Index Calculation Agent for the Securities may designate a successor index selected in its sole discretion.  If the calculation agent determines in its sole discretion that no successor index comparable to the Underlying Index exists, the amount you receive on the Securities will be determined by the Index Calculation Agent in its sole discretion.

Risks Related to the Commodity Futures Contracts Included in the Underlying Index

Ownership of the Securities Will Not Entitle You to Any Rights With Respect to Any Futures Contracts Included in or Tracked by the Underlying Index Components.

You will not own or have any beneficial or other legal interest in, and will not be entitled to any rights with respect to, any of the futures contracts included in the Underlying Index.  We will not be required to invest in any of the futures

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contracts or of the commodities or currencies included in the Underlying Index on behalf or for the benefit of holders of the Securities.

The Commodities or Commodity Futures Contracts Comprising the Underlying Index Are Subject to Legal and Regulatory Regimes that May Change in Ways that Could Adversely Affect the Value of the Underlying Commodity, the Underlying Index and the Securities.

The commodities and commodity futures contracts referenced in the Underlying Index are subject to extensive statutes, regulations and margin requirements.  The Commodity Futures Trading Commission, or the “CFTC,” and the exchanges on which such commodities or commodity futures contracts trade are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily limits and the suspension of trading.  Furthermore, certain exchanges have regulations that limit the amount of fluctuations in commodity or commodity futures contract prices that may occur during a single five minute trading period.  These limits could adversely affect the market prices of relevant commodity futures contracts and forward contracts.  The regulation of commodity transactions in the United States is subject to ongoing modification by government and judicial action.  In addition, various national governments have expressed concern regarding the disruptive effects of speculative trading in the commodity markets and the need to regulate the derivative markets in general.  Any future regulatory changes, including but not limited to changes resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), which was enacted on July 21, 2010, may have a substantial adverse effect on the value of the Securities.

Additionally, in accordance with the Dodd-Frank Act, the CFTC is drafting regulations to establish limits on the amount of positions, other than bona fide hedge positions, that may be held by any person in futures contracts on certain energy and agricultural based commodities.  The Dodd-Frank Act also requires the CFTC to establish limits for each month, including related hedge exemption positions, on the aggregate number or amount of positions in contracts based upon the same underlying commodity, as defined by the CFTC, that may be held by any person, including any group or class of traders.  In addition, designated contract markets and swap execution facilities, as defined in the Dodd-Frank Act, are required to establish and enforce position limits or position accountability requirements on their own markets or facilities.  These proposed regulations, when final and implemented, may reduce liquidity in the exchange-traded market for such commodity-based futures contracts.

Commodity Prices May Change Unpredictably, Affecting the Level of the Underlying Index and the Value of Your Securities in Unforeseeable Ways.

Trading in futures contracts on physical commodities, including trading in the commodities underlying the Index Components, is speculative and can be extremely volatile.  Market prices of the Index Components may fluctuate rapidly based on numerous factors, including: changes in supply and demand relationships (whether actual, perceived, anticipated, unanticipated or unrealized); weather; fluctuations in agricultural output; changes in trade practices; fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates, whether through governmental action or market movements; and monetary and other governmental policies, action and inaction.  The current or “spot” prices of the underlying physical commodities may also affect, in a volatile and inconsistent manner, the prices of the futures contracts in respect of the relevant commodity.  These factors may affect the level of the Underlying Index and the value of your Securities in varying ways, and different factors may cause the prices of the Underlying Index components, and the volatility of their prices, to move in inconsistent directions at inconsistent rates.

The Price of Crude Oil Is Volatile and May Adversely Affect the Value of Your Securities.

The Index Component referencing WTI light crude oil is significantly weighted (over 9%) in the Underlying Index when the Underlying Index references a long position in the energy sector.   Therefore, a decrease in the price of WTI

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light crude oil may have a material adverse effect on the market value of the Securities and the return on your investment in the Securities.  The price of WTI light crude oil futures is primarily affected by the global demand for and supply of crude oil, and is also influenced by speculative actions and currency exchange rates.  Crude oil prices are generally more volatile and subject to dislocation than the prices of other commodities.  Demand for refined petroleum products by consumers, as well as the agricultural, manufacturing and transportation industries, affects the price of crude oil.  Crude oil’s end-use product is often transport fuel, industrial fuel and in-home heating fuel.  The potential for substitution in most areas exists, although considerations including relative cost often limit substitution levels.  Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions.  Demand is also influenced by government regulations, such as environmental or consumption policies.  In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil-producing regions of the world.  Such events tend to affect oil prices worldwide regardless of the location of the event.  Supply for crude oil may increase or decrease depending on many factors.  These include production decisions by the Organization of the Petroleum Exporting Countries (“OPEC”) and other crude oil producers.  OPEC has the potential to influence oil prices worldwide because its members possess a significant portion of the world’s oil supply.  In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents or acts of terrorism, prices of oil futures contracts could become extremely volatile and unpredictable.  Also, sudden and dramatic changes in the futures market may occur, for example, upon the commencement or a cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities.  Crude oil prices may also be affected by short-term changes in supply and demand because of trading activities in the oil market and seasonality (e.g., weather conditions such as hurricanes).  It is not possible to predict the aggregate effect of all or any combination of these factors.

The Securities Will Not Be Regulated by the CFTC.

Unlike an investment in the Securities, an investment in a collective investment vehicle that invests in futures contracts on behalf of its participants may be regulated as a commodity pool and its operator may be required to be registered with and regulated by the CFTC as a “commodity pool operator” (a “CPO”).  Because the Securities are not interests in a commodity pool, the Securities will not be regulated by the CFTC as a commodity pool, we will not be registered with the CFTC as a CPO and you will not benefit from the CFTC’s or any non-U.S. regulatory authority’s regulatory protections afforded to persons who trade in futures contracts or who invest in regulated commodity pools.  The Securities do not constitute investments by you or by us on your behalf in futures contracts traded on regulated futures exchanges, which may only be transacted through a person registered with the CFTC as a “futures commission merchant” (“FCM”).  We are not registered with the CFTC as an FCM and you will not benefit from the CFTC’s or any other non-U.S. regulatory authority’s regulatory protections afforded to persons who trade in futures contracts on a regulated futures exchange through a registered FCM.

The Recognized Exchanges have no obligation to consider your interests.

The Recognized Exchanges are responsible for calculating and publishing the official settlement price in respect of the relevant Index Components.  The Recognized Exchanges may alter, discontinue or suspend calculation or dissemination of the official settlement price in respect of any Index Component.  Any of these actions could adversely affect the value of the Securities.  The Recognized Exchanges have no obligation to consider your interests in calculating or revising the official settlement price in respect of any Index Component.

Risks Related to the Underlying Currencies Included in the Underlying Index

The Securities Are Subject to Risks Relating to Economic Conditions in the Relevant Foreign Jurisdictions.

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The value of the currencies referenced by the currency-based Index Components will affect the value of the Securities.  Changes in the values of these currencies will result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the relevant countries, including economic and political developments. Of particular importance are existing and expected rates of inflation, existing and expected interest rate levels, the balance of payments and the extent of governmental surpluses or deficits in the relevant countries.  All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the applicable governments, as well as the governments of other countries important to international trade and finance.

The Actions of the Relevant Sovereign Governments May Affect the Liquidity, Trading Value and Payments You Receive on the Securities.

Exchange rates of most economically developed nations are “floating,” meaning the rate is permitted to fluctuate in value.  However, governments, from time to time, may not allow their currencies to float freely in response to economic forces.  Moreover, governments, including that of the United States, and those that issued the other currencies referenced by the currency-based Index Components, use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies.  Governments also may issue a new currency to replace an existing currency or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency.  Thus, a special risk in purchasing the Securities is that their liquidity, their trading value and the amount you will receive on the Securities could be affected by the actions of the relevant sovereign governments which could change or interfere with currency valuation and the movement of currencies across borders.  There will be no adjustment or change in the terms of the Securities in the event that exchange rates should become fixed, or in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes, or in the event of the issuance of a replacement currency or in the event of any other development affecting the relevant currencies.

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HYPOTHETICAL RETURN ANALYSIS OF THE SECURITIES AT MATURITY

The following table illustrates potential return scenarios on a Security that is held to maturity by an investor who purchases the Securities on the settlement date. These examples are based on various assumptions, including hypothetical levels of the Underlying Index, set forth below.  We cannot, however, predict the level of the Underlying Index on the Determination Date or at any other time in the future.  Therefore, the table set forth below is for illustrative purposes only and the returns set forth may not be the actual returns applicable to a holder of the Securities.  Moreover, the level of the Underlying Index may not increase or decrease over the term of the Securities in accordance with any of the hypothetical examples below, and the size and frequency of any fluctuations in the level of the Underlying Index over the term of the Securities, which we refer to as the volatility of the Underlying Index, may be significantly different than the volatility implied by any of these examples.

Assumptions

Initial Index Value:	5,365.87
Term of the Securities:	One Year (approximately)
Principal Amount per Security:	$1,000

Initial Index Value	Hypothetical Final Index Value	Principal Amount of Securities	% Change from the Hypothetical Initial Index Value to the Hypothetical Final Index Value	Hypothetical Adjustment Factor (a)	Hypothetical Total Return on Each Security
					($) (b) (c)	(%)(d)
5,365.870	10,731.740	1,000	100%	0.99	1978.4110	97.84%
5,365.870	10,195.153	1,000	90%	0.99	1879.4904	87.95%
5,365.870	9,658.566	1,000	80%	0.99	1780.5699	78.06%
5,365.870	9,121.979	1,000	70%	0.99	1681.6493	68.16%
5,365.870	8,585.392	1,000	60%	0.99	1582.7288	58.27%
5,365.870	8,048.805	1,000	50%	0.99	1483.8082	48.38%
5,365.870	7,512.218	1,000	40%	0.99	1384.8877	38.49%
5,365.870	6,975.631	1,000	30%	0.99	1285.9671	28.60%
5,365.870	6,439.044	1,000	20%	0.99	1187.0466	18.70%
5,365.870	5,902.457	1,000	10%	0.99	1088.1260	8.81%
5,365.870	5,365.870	1,000	0%	0.99	989.2055	-1.08%
5,365.870	4,829.283	1,000	-10%	0.99	890.2849	-10.97%
5,365.870	4,292.696	1,000	-20%	0.99	791.3644	-20.86%
5,365.870	3,756.109	1,000	-30%	0.99	692.4438	-30.76%
5,365.870	3,219.522	1,000	-40%	0.99	593.5233	-40.65%
5,365.870	2,682.935	1,000	-50%	0.99	494.6027	-50.54%
5,365.870	2,146.348	1,000	-60%	0.99	395.6822	-60.43%
5,365.870	1,609.761	1,000	-70%	0.99	296.7616	-70.32%
5,365.870	1,073.174	1,000	-80%	0.99	197.8411	-80.22%
5,365.870	536.587	1,000	-90%	0.99	98.9205	-90.11%
5,365.870	0.000	1,000	-100%	0.99	0.0000	-100.00%

Please see footnotes on the next page.

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(a)

where “Days” are the number of calendar days from but not including the Pricing Date, to but not including the Determination Date.  Where the Pricing Date occurs on June 27, 2011, if the Determination Date occurs on July 25, 2012, the Adjustment Factor will be approximately 0.99 (assuming there are 394 calendar days in this period).

(b)	At maturity you will receive, for each $1,000 principal amount of Securities, a cash payment calculated as follows:

where,

•	the Initial Index Value will equal the closing level of the Underlying Index on the Pricing Date;

•	the Final Index Value will equal the closing level of the Underlying Index on the Determination Date; and

•	the Adjustment Factor will equal approximately 0.99, as calculated per footnote (a) above.

(c)
The hypothetical total return presented is exclusive of any tax consequences of owning the Securities. You should consult your tax advisor regarding whether owning the Securities is appropriate for your tax situation. See the sections titled “Risk Factors” and “United States Federal Income Taxation” in this pricing supplement.

(d)	Represents the hypothetical percentage total return on each Security.

THE ROYAL BANK OF SCOTLAND N.V. Securities Linked to the Trader Vic IndexTM Excess Return

THE UNDERLYING INDEX

The following is a description of the Underlying Index including, without limitation, its make-up, method of calculation and changes in its components.  The data in this description has been derived from publicly available sources.  The information reflects the policies of, and is subject to change at any time, by a committee that formulates and enacts all assessments and decisions regarding the calculation, composition and management of the Underlying Index (the “Index Committee”).  We have not independently verified the accuracy or completeness of this information and therefore cannot be responsible for it.  You, as an investor in the Securities, should make your own investigation into the Underlying Index.

The Securities will be linked to the “Trader Vic IndexTM Excess Return” index.  The daily prices of the Trader Vic IndexTM Excess Return are published on Bloomberg page TVICER <Index> and on Reuters page .TVICER.

The Royal Bank of Scotland N.V., acting through its London Branch, located at 250 Bishopsgate, London, EC2M 4AA or its successor, which may be, but is not limited to its affiliate RBS plc, is the calculation agent for the Underlying Index (the “Index Calculation Agent”).  The Index Calculation Agent calculates the level of the Underlying Index using the methodology provided by the Index Committee, and has no obligation to continue to maintain or compile the Underlying Index.

Overview

RBS plc, together with EAM, launched the Underlying Index in June 2009.  The Underlying Index is a rules-based dynamic futures index that seeks to provide investors with portfolio diversification and to potentially increase in value during both rising and declining price trends of the Underlying Index components.  Currently comprised of 24 notional futures contracts across physical commodities, global currencies and U.S. interest rates (each such notional contract, an “Index Component”, and collectively, the “Index Components”), the Underlying Index is designed to capture rising and falling price trends by taking both long and short positions.  The Index Components are grouped into 17 sectors; each sector, except the energy sector, is represented on either a “long” or “short” basis, depending on recent price trends of that sector.  The energy sector is represented on either a “long” or “flat” basis as described below under “The Underlying Index—Index Composition—Index Components and Sectors.”

The Underlying Index is expressed in a base currency in U.S. dollars (“USD”).  The Underlying Index is unleveraged; for every USD reflected in the level of the Underlying Index, the Underlying Index references futures positions with a total notional amount of one USD.

The level of the Underlying Index will be calculated and published by the Index Calculation Agent on every Index Business Day (as defined below), subject to the occurrence of a Market Disruption Event (as defined below).

The initial level of the Underlying Index was set to USD 1,000 on July 31, 1990.

Index Composition

Recognized Exchanges

All futures contracts referenced in the Underlying Index must be publicly traded on a U.S. exchange that publishes settlement prices and trading volumes on a daily basis (a “Recognized Exchange”).  The current Recognized Exchanges, which may be altered from time to time by the Index Committee as described below under “Underlying Index—The Index Committee” are: Chicago Board of Trade (“CBOT”), Chicago Mercantile Exchange (“CME”), Intercontinental Exchange (“ICE”) and New York Mercantile Exchange (“NYMEX”).

Index Components and Sectors

The Underlying Index is comprised of 24 notional futures contracts across physical commodities, global currencies and U.S. interest rates.  These components, which were chosen based on characteristics of liquidity, economic importance, and credit stability, are grouped into 17 sectors based on their historic correlation.  For example, gold and

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silver have been grouped together to form the precious metals sector.  Index Components that are part of the same multi-component sector, such as precious metals, are held in the same long/short/flat direction, as described below.

The current sectors are: energy, livestock, grains, precious metals, industrial metals, cocoa, coffee, cotton, sugar, Australian dollar, British pound, Canadian dollar, Euro, Japanese yen, Swiss franc, U.S. 30-year bond and U.S. 10-year note.

Below is a list of the sectors and the Index Components in each sector, together with their respective base weights as of the January 2011 roll period:

Sector	Sector Base Weight	Index Component	Index Component Base Weight
Energy	21.25%	Heating Oil Light Crude (WTI) Natural Gas RBOB Gasoline	3.40% 9.63% 4.82% 3.40%
Livestock	3.00%	Lean Hogs Live Cattle	1.20% 1.80%
Grains	11.50%	Corn Soybeans Wheat	4.00% 5.00% 2.50%
Precious Metals	5.25%	Gold Silver	3.50% 1.75%
Industrial Metals	5.00%	High Grade Copper	5.00%
Cocoa	1.00%	Cocoa	1.00%
Coffee	1.00%	Coffee	1.00%
Cotton	1.00%	Cotton	1.00%
Sugar	1.00%	Sugar	1.00%
Australian Dollar	2.00%	Australian Dollar	2.00%
British Pound	3.00%	British Pound	3.00%
Canadian Dollar	1.00%	Canadian Dollar	1.00%
Euro	11.00%	Euro	11.00%
Japanese Yen	10.00%	Japanese Yen	10.00%
Swiss Franc	10.00%	Swiss Franc	10.00%
U.S. 30-Year Bond	6.50%	U.S. 30-Year Bond	6.50%
U.S. 10-Year Note	6.50%	U.S. 10-Year Note	6.50%

The Index Components represent both long and short positions in the commodities they reference, with the exception of the energy sector, which may be positioned either long or flat, but not short.  The Underlying Index does not take a short position in energy, as energy-related commodities are subject to rapid and substantial price increases in the event of perceived or actual shortages.

If the energy sector is positioned flat, its sector base weight of is set to zero, and its previous weight of 21.25% is distributed on a pro-rata basis to all other sectors (and their components), as illustrated in the table below.  As a result, sectors have two “base” weighting schemes: one when the energy sector is positioned long and another when the energy sector is positioned flat.

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Sector	Sector Base Weight	Index Component	Index Component Base Weight
Energy	0.000%	Heating Oil Light Crude (WTI) Natural Gas RBOB Gasoline	0.000% 0.000% 0.000% 0.000%
Livestock	3.810%	Lean Hogs Live Cattle	1.524% 2.286%
Grains	14.603%	Corn Soybeans Wheat	5.079% 6.349% 3.175%
Precious Metals	6.666%	Gold Silver	4.444% 2.222%
Industrial Metals	6.349%	High Grade Copper	6.349%
Cocoa	1.270%	Cocoa	1.270%
Coffee	1.270%	Coffee	1.270%
Cotton	1.270%	Cotton	1.270%
Sugar	1.270%	Sugar	1.270%
Australian Dollar	2.540%	Australian Dollar	2.540%
British Pound	3.810%	British Pound	3.810%
Canadian Dollar	1.270%	Canadian Dollar	1.270%
Euro	13.968%	Euro	13.968%
Japanese Yen	12.698%	Japanese Yen	12.698%
Swiss Franc	12.698%	Swiss Franc	12.698%
U.S. 30-Year Bond	8.254%	U.S. 30-Year Bond	8.254%
U.S. 10-Year Note	8.254%	U.S. 10-Year Note	8.254%

Sector weights are fixed and rebalanced back to their base weights on a monthly basis.  Components that are part of a multi-component sector, including energy, livestock, grains and precious metals, are reset back to their base weights within their sector at the end of each year.

Index Component Weight Determination

Initial Weights

As of the January 2011 roll period, the Index Components have the initial weights listed in the first chart in the preceding section “The Underlying Index – Index Composition – Index Components and Sectors”.  The initial weights of the Underlying Index may be amended from time to time, as described below under “—The Index Committee.”

Index weightings are divided equally between physical commodities (50%) and global currencies and U.S. interest rates (50%) in an attempt to increase the internal non-correlation among the Index Components.  Factors such as production and Gross Domestic Product (“GDP”) were used to determine the component weights.

For commodity components, production estimates indicate a component’s significance to both the world economy and the futures markets.  Since there is often no single recognized source for a commodity’s production figures, estimates are used in selecting and making allocations to the commodity components.  As a result, the weightings of commodity components are based on, but not directly proportional to, production figures.  In addition, adjustment factors based on seasonal trading patterns and historical volatility are taken into consideration.

For currency and interest rate components, GDP indicates a component’s economic significance and is used in selecting and making allocations to each component.  As a result, the weightings of currency and interest rate components are based on, but not directly proportional to, GDP.  In addition, adjustment factors based on liquidity, credit stability and historical volatility are taken into consideration.

Sector Position Determination

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The Underlying Index utilizes customized “Exponential Moving Averages” or “EMAs” to take notional long and short positions in an attempt to follow and reflect price trends across the commodity and financial futures included in the Underlying Index.  The EMA is customized for each sector in the Underlying Index based on a proprietary process designed to reflect the historical behavior patterns of the Index Components.  The moving average algorithm is applied to the return history data for each sector.  This is not a “spot” value comparison of a single contract, but rather, is the running total percentage change of the sector from the date of the Underlying Index’s inception.  The sector valuation is a “continuous contract” that incorporates pricing from individual contracts following the roll schedule.  Seasonality and historical volatility for each Index Component are considered and built into the EMA for each sector and forms the basis for directional long and short positions.

Each sector within the Underlying Index is either set long or short on a monthly basis, with the exception of the energy sector which is set either long or flat.  The rule for the Underlying Index regarding long, short and flat positions can be summarized as follows:

•	Long positions are tracked when a sector’s current price input is equal to or greater than its EMA;

•	Short positions are tracked when a sector’s current price input is less than its EMA;

•
Flat (zero weight) position for the energy sector when a short position would otherwise result from the Underlying Index methodology; in this case, the weight for energy is distributed proportionately to the other 16 sectors as described above.

If the sector price at the end of the month is greater than its EMA, the Underlying Index will be positioned long that sector for the next month.  If the sector price at the end of the month is less than its EMA, the Underlying Index will be positioned short that sector for the next month (or flat, in the case of the energy sector).

The position of each sector is determined on the second to last business day of the month (the “Position Determination Date,” or “PDD”) when the monthly percentage change of a sector’s price is compared to past monthly price changes exponentially weighted to greatest weight to the most recent return.

Roll Schedule

The Underlying Index is designed to capture futures contract price trends over its lifetime, while futures contracts have limited durations.  Consequently, in order for the Underlying Index to be calculated on an ongoing basis, it must change (or “roll”) from tracking contracts that are approaching expiration to tracking new contracts.  Currently, each contract has four to six roll periods each year and its own “roll pattern” based on historical liquidity.

The risk of unusual liquidity or pricing around the maturity date of a commodity futures contract is usually greater than in the case of other futures contracts because (among other factors) a number of market participants take delivery of the underlying commodities.  Spot markets in commodities occasionally have delivery problems, related to, for example, weather conditions disrupting transportation of cattle to a delivery point.  Such a delay could cause an unexpected price increase in the spot market, while the price of later-dated futures contracts change to a lesser degree.  The Underlying Index seeks to avoid delivery issues by referencing contracts that are outside of nearby delivery.

The Index Committee

The Index Committee formulates and enacts all business assessments and decisions regarding the calculation, composition and management of the Underlying Index.  The Index Committee meets each November to consider changes in the components and weights of the Underlying Index for the following calendar year; however, such changes can be made at any time.  Modifications of the Index composition, if any, will be published in the December immediately following the November in which the annual meeting of the Index Committee occurs.

EAM currently has two of the four representatives on the Index Committee.  The other two members of the Index Committee are employees The Royal Bank of Scotland N.V, London Branch.  Victor Sperandeo, CEO of EAM, chairs the Index Committee.

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Any changes to the Underlying Index methodology will require at least the approval of three out of four Index Committee members.  New members may be added to the Index Committee if agreed to by all of the existing members of the Index Committee.

Modifications of the Index Composition or the index calculation methodology, if any, will be published in the December immediately following the November in which the annual meeting of the Index Committee occurs.

Rebalancing

Sector weights are reset monthly to their base weights.  Individual component weights are allowed to fluctuate within each sector and are reset to their base value annually.  Base weights are reviewed annually by the Index Committee.

Calculation of the Trader Vic IndexTM Excess Return index

Your Securities are linked to the Trader Vic IndexTM Excess Return index, which is designed to reflect the returns that are potentially available through an unleveraged investment in the long and short (or flat) positions in the futures contracts that comprise the Underlying Index.

The level of the Trader Vic IndexTM Excess Return (“TVIER”) is calculated as follows:

Where:

t	means the current Index Business Day;

RD	means the Rollover Date (as defined below) immediately preceding Index Business Day t;

TVIER(t)	means the value of the Trader Vic IndexTM Excess Return on Index Business Day t;

TVIER(RD)	means the value of the Trader Vic IndexTM Excess Return on the Rollover Date immediately preceding Index Business Day t;

Z	means the total number of Index Components included in the Index on Index Business Day t;

RCPi(RD)	means, in respect of the i-th Index Component, the position of the relevant futures contract on the Rollover Date immediately preceding Index Business Day t;

wi(RD)	means, in respect of the i-th Index Component, the Index Component Weight (as defined below) on the Rollover Date immediately preceding Index Business Day t;

Pi(t)	means, in respect of the i-th Index Component, the Settlement Price (as defined below) of the relevant futures contract i on Index Business Day t;

Pi(RD)	means, in respect of the i-th Index Component, the Settlement Price of the Relevant Contract on the Rollover Date immediately preceding Index Business Day t.

Market Disruption Events

A “Market Disruption Event” means, in respect of any Index Business Day, any unscheduled and extraordinary condition in which market liquidity is interrupted that would require the Index Calculation Agent to calculate the level of the

THE ROYAL BANK OF SCOTLAND N.V. Securities Linked to the Trader Vic IndexTM Excess Return

Underlying Index on an alternative basis or on an alternative Index Business Day were such event to occur or exist on such day, as determined by the Index Calculation Agent in its sole and absolute discretion.

Without limitation, any of the following may be a Market Disruption Event if so determined by the Index Calculation Agent in its sole and absolute discretion:

•	a general moratorium in respect of banking activities in the country in which a Recognized Exchange is located;

•	it becomes impossible to obtain the Settlement Price (as defined below) on any Index Business Day in the inter-bank market;

•	it becomes impossible to obtain a price for or trade in the relevant futures contract on a Recognized Exchange;

•
it is impossible to obtain a firm quote for the Settlement Price for an amount which the Index Calculation Agent would consider necessary for a hypothetical party to an Index Component to fulfill its obligations thereunder;

•	a Limit Price (as defined below) in respect of any of the relevant contracts included in the Underlying Index on an Index Business Day which would have been a Rollover Date;

•
the occurrence of any event which (A) generally makes it impossible to convert the currencies into U.S. dollars through customary legal channels for conducting such conversion in the principal financial center of the U.S. or (B) generally makes it impossible to deliver U.S. dollars from accounts inside the U.S. to accounts outside the U.S. or between accounts in the U.S. or to a non-resident of the U.S.;

•	the imposition of any punitive tax and/or levy in the U.S.;

•	a change in law in the U.S. which may affect the ownership in and/or the transferability of the U.S. dollar; or

•	the unavailability of the U.S. dollar in the U.S.

An “Index Business Day” means a day on which all of the relevant Recognized Exchanges are (or, but for the occurrence of a Market Disruption Event, would have been) scheduled and open for trading for at least three hours and a daily Settlement Price for each futures contract is published by the Recognized Exchange.

The “Limit Price” means on any Index Business Day, a Settlement Price for the contract expiration of the relevant contract with respect to a particular Index Component that represents the maximum or minimum price for such contract expiration on such Index Business Day, as determined by the rules or policies or the relevant Recognized Exchange.  The “contract expiration” is a specific calendar month specified by the Recognized Exchange during or after which a futures contract expires or delivery or settlement occurs.

A “Rollover Date” means the last Index Business Day of each month, subject to a Market Disruption Event, on which the Underlying Index may roll its notional positions into the newly selected relevant contracts determined on the next to last Index Business Day of the month.

The “Settlement Price” in respect of an Index Component means the daily settlement price of such Index Component on the relevant Recognized Exchange at its closing time on a given Index Business Day.

If the Index Calculation Agent determines that a Market Disruption Event has occurred on any Index Business Day, the level of the Underlying Index will be calculated and published by the Index Calculation Agent on the first succeeding Index Business Day on which the Index Calculation Agent determines that there is no Market Disruption Event.  If the Index Calculation Agent determines that there is a Market Disruption Event occurring on each of the eight Index Business Days

THE ROYAL BANK OF SCOTLAND N.V. Securities Linked to the Trader Vic IndexTM Excess Return

immediately following the original Index Business Day on which (but for the Market Disruption Event) the level of the Underlying Index would have been calculated and published by the Index Calculation Agent, then the Index Calculation Agent will determine the Settlement Price of the Index Component affected by the Market Disruption Event and the level of the Underlying Index having regard to the then prevailing market conditions, the last reported trading price of the respective Index Components and such other factors as the Index Calculation Agent determines to be relevant.

If, in the determination of the Index Calculation Agent, a Market Disruption Event has occurred on any re-balancing date, or annual re-weighting date, the re-balancing shall be postponed to the first succeeding Index Business Day on which the Index Calculation Agent determines that there is no Market Disruption Event.  If the Index Calculation Agent determines that there is a Market Disruption Event occurring on each of the eight Index Business Days immediately following the original date which (but for the Market Disruption Event) would have been a “Substitution Date” (an Index Business Day on which any market or regulatory constraints, that the Index Calculation Agent becomes aware of, that would restrict ordinary market trading), re-balancing date or annual re-weighting date, then: (i) the fifth Index Business Day will be deemed to be the Substitution Date, re-balancing date or annual re-weighting date (regardless of the Market Disruption Event), and (ii) the Index Calculation Agent will determine the Settlement Price of the Index Component affected by the Market Disruption and the level of the Underlying Index having regard to the then prevailing market conditions, the last reported trading price of the respective Index Components and such other factors as the Index Calculation Agent determines to be relevant.

The Index Committee may take the following actions, among others but without limitation: (i) suspending the calculation of the Underlying Index or an Index Component until such time as a price becomes available for the relevant Index Component and substituting the relevant Index Component at a value determined by the Index Calculation Agent, at its sole and absolute discretion, and (ii) valuing an Index Component at a value as determined by the Index Calculation Agent, at its sole and absolute discretion, which value may be zero and removing it from the Underlying Index at such value, thereby resulting in a decrease in the level of the Underlying Index by a commensurate amount.

If, on any Index Business Day, there is a suspension of or limitation on trading by the Recognized Exchange by reason of movements in price of one or more futures contracts of an Index Component exceeding the Limit Price (up in the case of limit-up or down in the case of limit-down) permitted by the Recognized Exchange and such suspension or limitation occurs on the Rollover Date, then the closing value of the Underlying Index may, in the sole and absolute discretion of the Index Calculation Agent, be adjusted in a manner that, in the determination of the Index Calculation Agent acting in a commercially reasonable manner, disregards the official settlement price which has exceeded the limits and instead applies the respective prices at which a member of the Recognized Exchange would fill an order to buy and sell the affected futures contracts.

Adjustment Events

The description of the Underlying Index may be adjusted, amended or otherwise altered by the Index Committee, with the prior written consent of the Index Calculation Agent, acting in good faith in a commercially reasonable manner at any time, on such date as the Index Calculation Agent will designate.  These adjustments may include, but are not limited to the following events, each an “Adjustment Event”:

•	any adjustments required because it has become unlawful in any applicable jurisdiction for the Index Calculation Agent to sell or purchase any of the Index Components; or

•
any adjustments made to the Underlying Index to ensure that the Underlying Index complies with the requirements of the Council Directive of December 20, 1985 on the coordination of laws, regulations and administrative provisions relating to undertakings for collective investment in transferable securities (No 85/611/EEC) as amended from time to time and supplemented in similar laws or regulations for financial indices; or

•	any adjustments required as a result of the Index Calculation Agent ceasing or advising it will cease, for any reason, to calculate the Underlying Index; or

•	any adjustments required to clarify an ambiguity, or for minor or technical reasons; or

THE ROYAL BANK OF SCOTLAND N.V. Securities Linked to the Trader Vic IndexTM Excess Return

•	such other adjustments as are necessary to ensure the integrity of the Underlying Index.

On the occurrence of an Adjustment Event, the Index Calculation Agent and the Index Committee will publish notice of the occurrence of the relevant event on Bloomberg page TVICER <Index> and on Reuters page .TVICER.  The Index Calculation Agent may, with the prior written consent of the Index Committee, publish such additional notices relating to the Underlying Index as it determines necessary, but is under no obligation to publish any particular notice.  Such notices may be published on Bloomberg pages TVICTR <Index> and TVICER <Index>, on Reuters pages .TVICTR and .TVICER, and on the Index Calculation Agent’s website.

The Index Calculation Agent

The Index Committee formulates and enacts all business assessments and decisions regarding the calculation, composition, and of the Underlying Index.  The Royal Bank of Scotland N.V., acting through its London Branch, or its successor, which may be, but is not limited to, its affiliate RBS plc, is the Index Calculation Agent.  The Index Calculation Agent calculates and publishes the value of the Underlying Index using the methodology provided by the Index Committee.  The Index Calculation Agent has the sole discretion to make all determinations regarding the Underlying Index as described in this Underlying Supplement, including determinations regarding the level of the Underlying Index, a Market Disruption Event, a successor index, Index Business Days, and calculations related to the discontinuance of the Underlying Index.  Absent manifest error, all determinations of the Index Calculation Agent will be final and binding on you and us, without any liability on the part of the Index Calculation Agent.

Although it is intended that the Index Calculation Agent employ the methodology described herein to make determinations in respect of the Underlying index, no assurance can be given that market, regulatory, judicial, or fiscal circumstances or, without limitation, any other circumstances will not arise that would necessitate a modification or change in such methodology.   The Index Committee may make any such modification or change to such methodology that it considers necessary to take into account such circumstances.

Calculations made by the Index Calculation Agent in respect of the Underlying Index shall be made on the days specified herein; however, notwithstanding the foregoing or anything else in this description of the Underlying Index, should the Index Calculation Agent determine that in order to give effect to the methodology described herein it is necessary to make calculations on a day or days other than that specified, then the Index Calculation Agent is permitted to make such calculations on such calendar day or days as it shall determine.

License Agreement

EAM and The Royal Bank of Scotland N.V., London Branch, have entered into an exclusive license agreement providing for the license to The Royal Bank of Scotland N.V., London Branch, and its affiliates, including us, in exchange for a fee, of the right to use the Underlying Index in connection with the Securities.  The license agreement provides that the following language must be stated in this Underlying Supplement:

EAM created and owns rights to the methodology that is employed in connection with the Underlying Index.  EAM does not sponsor, endorse, sell or promote this or any investment fund or other investment that is offered by third parties and that seeks to provide an investment return based on the returns of the Underlying Index.

The Securities are not sponsored, endorsed, sold or promoted by EAM.  EAM makes no representation, condition or warranty, express or implied, to the owners of the Security or any member of the public regarding the advisability of investing in the strategy manifested in the Underlying Index or in the Securities.  EAM’s only relationship to The Royal Bank of Scotland N.V., London Branch, is the licensing of certain trademarks and trade names of EAM and/or of the Underlying Index which was created, compiled, maintained and owned by EAM without regard to the Securities.  EAM has no obligation to take the needs of the owners of the Securities into consideration in determining, or composing the Underlying Index.  EAM is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Securities to be issued.  EAM has no obligation or liability in connection with the administration, marketing or trading of the Securities.

EAM SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE UNDERLYING INDEX FROM SOURCES THAT EAM CONSIDERS RELIABLE, BUT EAM ACCEPTS NO

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RESPONSIBILITY FOR, AND SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN.  EAM DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE UNDERLYING INDEX OR ANY DATA INCLUDED THEREIN.  EAM MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO THE RESULTS TO BE OBTAINED BY ANY PERSON OR ENTITY FROM THE USE OF THE UNDERLYING INDEX OR ANY DATA INCLUDED THEREIN.  EAM MAKES NO EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIMS ALL CONDITIONS AND WARRANTIES IMPLIED BY STATUTE, GENERAL LAW OR CUSTOM WITH RESPECT TO THE UNDERLYING INDEX OR ANY DATA INCLUDED THEREIN EXCEPT ANY IMPLIED CONDITION OR WARRANTY THE EXCLUSION OF WHICH WOULD CONTRAVENE ANY STATUTE OR CAUSE ANY PART OF THIS CLAUSE TO BE VOID.

The Commodity Futures Markets

Contracts on physical commodities are traded on regulated futures exchanges, in the over-the-counter market and on various types of physical and electronic trading facilities and markets.  At present, all of the contracts included in the Underlying Index are exchange-traded futures contracts.  An exchange-traded futures contract is a bilateral agreement providing for the purchase and sale of a specified type and quantity of a commodity or financial instrument during a stated delivery month for a fixed price.  A futures contract on an index of commodities typically provides for the payment and receipt of a cash settlement based on the value of such commodities.  A futures contract provides for a specified settlement month in which the commodity or financial instrument is to be delivered by the seller (whose position is described as “short”) and acquired by the purchaser (whose position is described as “long”) or in which the cash settlement amount is to be made.

There is no purchase price paid or received on the purchase or sale of a futures contract.  Instead, an amount of cash or cash equivalents must be deposited with the broker as “initial margin.”  This amount varies based on the requirements imposed by the exchange clearing houses, but may be as low as 5% or less of the value of the contract.  This margin deposit provides collateral for the obligations of the parties to the futures contract.

By depositing margin in the most advantageous form (which may vary depending on the exchange, clearing house or broker involved), a market participant may be able to earn interest on its margin funds, thereby increasing the potential total return that may be realized from an investment in futures contracts.  The market participant normally makes to, and receives from, the broker subsequent payments on a daily basis as the price of the futures contract fluctuates.  These payments are called “variation margin” and make the existing positions in the futures contract more or less valuable, a process known as “marking to market.”

Futures contracts are traded on organized exchanges, known as “contract markets” in the United States, through the facilities of a centralized clearing house and a brokerage firm which is a member of the clearing house.  The clearing house guarantees the performance of each clearing member which is a party to the futures contract by, in effect, taking the opposite side of the transaction.  At any time prior to the expiration of a futures contract, subject to the availability of a liquid secondary market, a trader may elect to close out its position by taking an opposite position on the exchange on which the trade obtained the position.  This operates to terminate the position and fix the trader’s profit or loss.

U.S. contract markets, as well as brokers and market participants, are subject to regulation by the CFTC.  Futures markets outside the United States are generally subject to regulation by comparable regulatory authorities.  However, the structure and nature of trading on non-U.S. exchanges may differ from the foregoing description.  From its inception to the present, the Underlying Index has been comprised exclusively of futures contracts traded on regulated exchanges.

THE ROYAL BANK OF SCOTLAND N.V. Securities Linked to the Trader Vic IndexTM Excess Return

HISTORICAL DATA RELATING TO THE UNDERLYING INDEX

The following graph sets forth the month-end and retrospectively calculated closing values of the Underlying Index for each month from June 2006 through May 2011 as well as the closing value of the Underlying Index on June 27, 2011. The Underlying Index was launched in June 2009, and accordingly, there is no actual historical data on the Underlying Index prior to that time. The following graph sets forth the hypothetical monthly historical performance of the Underlying Index in the period from June 2006 to June 2009 and the actual monthly historical performance of the Underlying Index in the period from June 2009 through May 2011 as well as the closing value of the Underlying Index on June 27, 2011. The actual performance of the Underlying Index over the term of the Securities, as well as the amounts payable, may bear little relation to the historical levels of the Underlying Index.  The trading prices of exchange traded futures contracts on the Index components will determine the value of the Underlying Index.  As a result, it is impossible to predict whether the level of the Underlying Index will rise or fall.

This historical data on the Underlying Index is not necessarily indicative of the future performance of the Underlying Index.  Any historical upward or downward trend in the value of the Underlying Index during any period set forth below is not an indication that the Underlying Index is more or less likely to increase or decrease at any time during the term of the Securities.  It is not possible to predict the level of the Underlying Index at any time during the term of the Securities based on the historical levels of the Underlying Index.

THE ROYAL BANK OF SCOTLAND N.V. Securities Linked to the Trader Vic IndexTM Excess Return

DESCRIPTION OF SECURITIES

Capitalized terms not defined herein have the meanings given to such terms in the accompanying Prospectus Supplement.  The term “Security” refers to each $1,000 principal amount of our Securities due July 30, 2012 Linked to the Trader Vic IndexTM Excess Return, which are fully and unconditionally guaranteed by RBS Holdings N.V.

Principal Amount:	$1,000,000

Settlement Date	June 30, 2011

Issue Price	100%

Maturity Date	July 30, 2012; provided that if such day is not a Business Day, then the Maturity Date will be the next following Business Day.

Business Day	Means an “Index Business Day” as defined herein.

Specified Currency	U.S. Dollars

CUSIP	78009KSH6

Denominations	The Securities may be purchased in denominations of $1,000, which we refer to as the face amount, and integral multiples thereof.

Form of Securities	The Securities will be represented by a single registered global security, deposited with the Depository Trust Company.

Guarantee
The payment obligations of The Royal Bank of Scotland N.V. under the Securities, when and as they shall become due and payable, whether at maturity or upon acceleration, are fully and unconditionally guaranteed by RBS Holdings N.V.

Interest Rate	None. The Securities do not pay interest.

Payment at Maturity
The payment at maturity for each Security is based on the performance of the Underlying Index. The cash payment at maturity is calculated as follows:

Any payment at maturity is subject to the creditworthiness of The Royal Bank of Scotland N.V. and RBS Holdings N.V., as guarantor.

Adjustment Factor	, where “Days” are the number of calendar days from but not including the Pricing Date, to but not including the Determination Date.

Initial Index Value	5,365.87

THE ROYAL BANK OF SCOTLAND N.V. Securities Linked to the Trader Vic IndexTM Excess Return

Final Index Value
The Closing Level of the Underlying Index on the Determination Date as calculated by the Index Calculation Agent and published on the HP screen on Bloomberg, subject to the terms and provisions which we describe in “Description of Securities — Discontinuance of the Underlying Index; Alteration of Method of Calculation.”

If on the Determination Date any of the underlying futures contracts comprising the Underlying Index closes up or down the applicable limit on the Relevant Exchange, the calculation agent will adjust the closing level of the Underlying Index on such date to reflect the closing price of the relevant futures contract on the first succeeding day on which the relevant futures contract does not close up or down the limit on the Relevant Exchange.  However, if no such day occurs within three Business Days, the calculation agent will use the closing price of each relevant contract on the third scheduled Business Day prior to the originally scheduled Determination Date.

Closing Level
The Closing Level of the Underlying Index for any given Business Day will be the level of the Underlying Index published at approximately 11:00 a.m., New York City time on the immediately following Business Day.

Determination Date
July 25, 2012.

If the scheduled Determination Date is not a Business Day, or if a Market Disruption Event has occurred on such Business Day, the Determination Date will be postponed to the last date on which the settlement price of a Disrupted Contract (as defined below) is determined, as described below, and the calculation agent will calculate the closing level for that Determination Date utilizing, for those futures contracts included in the Underlying Index that do not suffer a Market Disruption Event or a non- Business Day on the originally scheduled Determination Date, the final settlement prices, and for those futures contracts included in the Underlying Index that experience a Market Disruption Event or a non-T Business Day on the originally scheduled Determination Date (the “Disrupted Contracts”), the settlement prices on the first Business Day on which a Market Disruption Event is not existing with respect to such futures contracts.  If, however, a Market Disruption Event with respect to one or more Disrupted Contracts included in the Underlying Index is continuing on the third Business Day following the originally scheduled Determination Date, the calculation agent will determine, on such third Business Day, in its discretion, an estimated fair value price for the Disrupted Contracts after considering any available electronic or after hours trading prices, related over-the-counter or other non-exchange based prices, implied prices that may be derived from other exchange traded instruments, and estimated fair values based on fundamental market information.

See “Risk Factors” for a discussion of certain conflicts of interest which may arise with respect to the calculation agent.

Relevant Exchange	With respect to a futures contract included in the Underlying Index, the Relevant Exchange means the primary market or exchange on which that contract trades.

Trustee	Wilmington Trust Company

Securities Administrator	Citibank, N.A.

THE ROYAL BANK OF SCOTLAND N.V. Securities Linked to the Trader Vic IndexTM Excess Return

Market Disruption Event	Market Disruption Event has the meaning set forth herein.

Discontinuance of the Underlying Index; Alteration of Method of Calculation
If Enhanced Alpha Management, L.P. or any successor sponsor of the Underlying Index (the “Index Sponsor”) discontinues publication of the Underlying Index and the Index Sponsor or another entity publishes a successor or substitute index that the Index Calculation Agent determines, in its sole discretion, to be comparable to the discontinued Underlying Index (such index being referred to herein as a “Successor Index”), then the Final Index Value will be determined by reference to the value of such Successor Index at the close of trading on the applicable Determination Date.

Upon any selection by the Index Calculation Agent of a Successor Index, the Index Calculation Agent will cause written notice thereof to be furnished to us, the Trustee, the Securities Administrator and the Depository Trust Company as the holder of the Securities within three business days of such selection.

If the Index Sponsor discontinues publication of the Underlying Index prior to, and such discontinuance is continuing on, the Determination Date, and the Index Calculation Agent determines that no Successor Index is available with respect to the Underlying Index at such time, then the Index Calculation Agent will determine the Final Index Value.  Such Final Index Value will be computed by the Index Calculation Agent in accordance with the formula for and method of calculating the Underlying Index last in effect prior to such discontinuance, using the closing level (or, if trading in the relevant futures contracts has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) on the Determination Date of each component most recently comprising the Underlying Index.  Notwithstanding these alternative arrangements, discontinuance of the publication of the Underlying Index may adversely affect the value of the Securities.

If at any time the method of calculating the Underlying Index or a Successor Index, or the level thereof, is changed in a material respect, or if the Underlying Index or a Successor Index is in any other way modified so that such index does not, in the opinion of the Index Calculation Agent, fairly represent the value of the Underlying Index or such Successor Index had such changes or modifications not been made, then the Index Calculation Agent will, at the close of business in New York City on the Determination Date, make such calculations and adjustments to the terms of the Securities as, in the good faith judgment of the Index Calculation Agent, may be necessary in order to arrive at a level of an index comparable to the Underlying Index or Successor Index, as the case may be, as if such changes or modifications had not been made, and on the applicable Determination Date make each relevant calculation with reference to the Underlying Index or Successor Index, as adjusted.  Accordingly, if the method of calculating the Underlying Index or a Successor Index is modified so that the level of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Index Calculation Agent will adjust such index in order to arrive at a level of the Underlying Index or Successor Index as if it had not been modified (e.g., as if such split had not occurred).

THE ROYAL BANK OF SCOTLAND N.V. Securities Linked to the Trader Vic IndexTM Excess Return

Alternate Calculation in case of an Event of Default
In case an Event of Default with respect to the Securities shall have occurred and be continuing, the amount declared due and payable for each Security upon any acceleration of the Securities shall be determined by The Royal Bank of Scotland N.V., as Index Calculation Agent, as though the Final Index Value for the Underlying Index as of the applicable Determination Date were the Final Index Value on the date of acceleration, and the Adjustment Factor shall be determined based upon the number of calendar days between the Pricing Date and that date of acceleration.  See “Description of Debt Securities — Events of Default” in the Prospectus.

If the maturity of the Securities is accelerated because of an Event of Default as described above, we shall, or shall cause the calculation agent to, provide written notice to the Trustee at its New York office, and to the Securities Administrator at its Delaware office, on which notice the Trustee and the Securities Administrator may conclusively rely, and to DTC of the aggregate cash amount due with respect to the Securities, if any, as promptly as possible and in no event later than two business days after the date of acceleration.

Calculation Agent
The Royal Bank of Scotland N.V.  All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us.

Additional Amounts
Subject to certain exceptions and limitations described in “Description of Debt Securities — Payment of Additional Amounts” in the accompanying Prospectus, we will pay such additional amounts to holders of the Securities as may be necessary in order that the net payment of any amount payable on the Securities, after withholding for or on account of any present or future tax, assessment or governmental charge imposed upon or as a result of such payment by The Netherlands (or any political subdivision or taxing authority thereof or therein) or the jurisdiction of residence or incorporation of any successor corporation (other than the United States), will not be less than the amount provided for in the Securities to be then due and payable.

Book Entry Note or Certificated Note	Book Entry

Index Calculation Agent
The Royal Bank of Scotland N.V., acting through its London Branch, or any successor thereto.  The Index Calculation Agent has sole discretion to make all determinations regarding the Underlying Index as described herein under “The Underlying Index.”  Absent manifest error, all determinations of the Index Calculation Agent will be final and binding on you and us, without any liability on the part of the Index Calculation Agent.

THE ROYAL BANK OF SCOTLAND N.V. Securities Linked to the Trader Vic IndexTM Excess Return

U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax consequences of ownership and disposition of the Securities. It applies to you only if you hold the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code (the “Code”). This discussion is based on the Code, administrative pronouncements, judicial decisions and currently effective and proposed Treasury regulations, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described below, possibly with retroactive effect. It does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or if you are a holder of the Securities who is subject to special treatment under the U.S. federal income tax laws, such as a former citizen or resident of the United States, a financial institution, a real estate investment trust, a regulated investment company, a tax-exempt entity, a dealer in securities or a trader in securities who elects to apply a mark-to-market method of tax accounting, a partnership or other entity classified as a partnership for U.S. federal income tax purposes, a person who holds the Securities as a part of a straddle, conversion or integrated transaction, a U.S. holder (as defined below) that has a “functional currency” other than the U.S. dollar, or an individual non-U.S. holder (as defined below) who is present in the United States for 183 days or more in the taxable year in which your Securities are sold or retired.

 Tax Treatment of the Securities

We believe it is reasonable to treat the Securities as prepaid financial contracts for U.S. federal income tax purposes, with the consequences described below. Due to the absence of authorities that directly address instruments that are similar to the Securities, significant aspects of the U.S. federal income tax consequences of an investment in the Securities are uncertain. We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the treatment described herein. Accordingly, you should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Securities (including possible alternative treatments, some of which are discussed below) as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction. Unless otherwise stated, the following discussion assumes that the treatment of the Securities as prepaid financial contracts will be respected.

Tax Consequences to U.S. Holders

You are a “U.S. holder” if, for U.S. federal income tax purposes, you are a beneficial owner of a Security and are: (i) a citizen or resident of the United States; (ii) a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any State therein or the District of Columbia; or (iii) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment Prior to Maturity. You should not recognize taxable income or loss over the term of the Securities prior to maturity, other than pursuant to a sale or exchange, as described below.

Sale, Exchange or Retirement of the Securities. Upon a sale, exchange or retirement of the Securities, you will recognize taxable gain or loss equal to the difference between the amount realized on such sale, exchange or retirement and your tax basis in the Securities. Your tax basis in the Securities should equal the amount you paid to acquire them. This gain or loss should be capital gain or loss and should be long-term capital gain or loss if you have held the Securities for more than one year, subject to the potential application of certain rules and regulations relating to foreign currency instruments, discussed below. The deductibility of capital losses is subject to certain limitations.

As discussed above under “Risk Factors—Risks Factors Relating to the Issuer—The proposed restructuring of the issuer, RBS NV, may adversely affect the secondary market price of the Securities,” it is possible that in connection with the Proposed Transfers RBS will assume our obligations as issuer of the Securities. Such an assumption could result in a “deemed” taxable exchange. You should consult your tax adviser regarding this issue.

Possible Alternative Tax Consequences of an Investment in the Securities. Alternative U.S. federal income tax treatments of the Securities are possible that, if applied, could materially and adversely affect the timing and/or character

THE ROYAL BANK OF SCOTLAND N.V. Securities Linked to the Trader Vic IndexTM Excess Return

of income or loss with respect to the Securities. It is possible, for example, that the Securities could be treated as debt instruments issued by us. Under this treatment, the Securities would be governed by Treasury regulations relating to the taxation of contingent payment debt instruments. In that event, even if you are a cash-method taxpayer, in each year that you held the Securities you would be required to accrue into income “original issue discount” based on our comparable yield for similar non-contingent debt, determined as of the time of issuance of the Securities, even though we will not be required to make any payment with respect to the Securities prior to maturity. In addition, any income on the sale, exchange or retirement of the Securities would be treated as ordinary in character. Moreover, if you were to recognize a loss above certain thresholds, you could be required to file a disclosure statement with the IRS.

Even if the Securities are treated as prepaid financial contracts, you might be required to include amounts in income during the term of the Securities and/or to treat all or a portion of the gain or loss on the sale or retirement of the Securities as ordinary income or loss or as short-term capital gain or loss, without regard to how long you have held the Securities. For instance, it is possible that any reconstitution, rebalancing, recomposition or change in methodology of, or substitution of a Successor Index for, the Underlying Index could result in a “deemed” taxable exchange that could cause you to recognize gain or loss (subject, in the case of loss, to possible application of the “wash sale” rules) as if you had sold or exchanged the Securities.

Because the value of the Underlying Index is determined in part by reference to foreign currency futures contracts, it is also possible that certain rules and regulations relating to foreign currency instruments under Section 988 of the Code could apply to the Securities. If these rules were to apply, all or a portion of your gain or loss on the Securities that would otherwise be treated as capital gain or loss would be treated as ordinary income or loss, unless before the close of the day on which you acquired your Securities you made a valid election pursuant to the applicable Treasury regulations to treat such gain or loss as capital gain or loss. We believe that it is reasonable to treat the election as available to the extent that Section 988 would otherwise apply and that there should be no adverse consequences as a result of having made a protective election under Section 988. To make the election, you must, in accordance with detailed procedures set forth in the regulations under Section 988 of the Code, either (a) clearly identify the Securities on your books and records, on the day you acquire them, as being subject to such an election and file the relevant statement verifying such election with your federal income tax return or (b) obtain “independent verification” of the election. Assuming the election is available, if you make a valid election before the close of the day on which you acquire your Securities, your gain or loss on the Securities should be capital gain or loss and should be long-term capital gain or loss if at the time of sale, exchange or retirement you have held the Securities for more than one year. You should consult your tax adviser regarding the availability of the election, the advisability of making it and the conditions and procedures for doing so.

In 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by the 2007 notice, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Legislation Enacted in 2010

THE ROYAL BANK OF SCOTLAND N.V. Securities Linked to the Trader Vic IndexTM Excess Return

Legislation enacted in 2010 requires certain individuals who hold “debt or equity interests” in any “foreign financial institution” that are not “regularly traded on an established securities market” to report information about such holdings on their U.S. federal income tax returns unless a regulatory exemption is provided.  If you are an individual, you should contact your tax adviser regarding this legislation.

Tax Consequences to Non-U.S. Holders

You are a “non-U.S. holder” if, for U.S. federal income tax purposes, you are a beneficial owner of a Security and are: (i) a nonresident alien individual, (ii) a foreign corporation or (iii) a foreign estate or trust.

Sale, Exchange or Retirement of the Securities. Any gain from the sale, exchange or retirement of the Securities should not be subject to U.S. federal income tax, including withholding tax, unless such gain is effectively connected with your conduct of a trade or business in the United States, as described below.

Income Effectively Connected with a Trade or Business in the United States. If you are engaged in a trade or business in the United States, and income from the Securities is effectively connected with your conduct of that trade or business, you generally will be taxed in the same manner as a U.S. holder. In this case, if the Securities were treated as indebtedness, as described below in “—Tax Consequences Under Possible Alternative Treatments,” you generally would be subject to withholding if you have not provided a properly executed IRS Form W-8ECI. If this paragraph applies to you, you should consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of the Securities, including the possible imposition of a 30% branch profits tax if you are a corporation.

Tax Consequences Under Possible Alternative Treatments. If the Securities were treated as indebtedness, any income from the Securities would not be subject to U.S. federal income tax, including withholding tax, provided generally that (i) you have certified on IRS Form W-8BEN, under penalties of perjury, that you are not a United States person or otherwise satisfied applicable requirements; and (ii) any income from the Securities was not effectively connected with your conduct of a trade or business in the United States.

As described above under “—Tax Consequences to U.S. Holders—Possible Alternative Tax Consequences of an Investment in the Securities,” in 2007 Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the Securities. The notice focuses, among other things, on the degree, if any, to which income realized with respect to such instruments by non-U.S. persons should be subject to withholding tax. It is possible that any Treasury regulations or other guidance promulgated after consideration of these issues might require non-U.S. holders to accrue income, subject to withholding tax, over the term of the Securities, possibly on a retroactive basis. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by the 2007 notice.

Information Reporting and Backup Withholding

The proceeds received from a sale, exchange or retirement of the Securities generally will be subject to information reporting unless you are an exempt recipient, and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer identification number, if you are a U.S. holder) and otherwise satisfy applicable requirements of the backup withholding rules. If you are a non-U.S. holder and you provide a properly executed IRS Form W-8BEN or W-8ECI, as applicable, you will generally establish an exemption from backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

THE ROYAL BANK OF SCOTLAND N.V. Securities Linked to the Trader Vic IndexTM Excess Return

USE OF PROCEEDS

The net proceeds we receive from the sale of the Securities will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the Securities.  The issue price of the Securities includes any selling agents’ commissions (as shown on the cover page of this pricing supplement) paid with respect to the Securities and the cost of hedging our obligations under the Securities.  The cost of hedging includes the projected profit that our affiliates expect to realize in consideration for assuming the risks inherent in managing the hedging transactions.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss.  See also “Risk Factors — The Inclusion of Commissions and Cost of Hedging in the Issue Price Is Likely to Adversely Affect Secondary Market Prices” and “Plan of Distribution (Conflicts of Interest)” in this pricing supplement and “Use of Proceeds” in the accompanying Prospectus.

PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed RBSSI as agent for any offering of the Securities.  RBSSI has agreed to use reasonable efforts to solicit offers to purchase the Securities.  You can find a general description of the commission rates payable to the agents under “Plan of Distribution” in the accompanying Prospectus Supplement.

RBSSI is an affiliate of ours and RBS Holdings N.V.  RBSSI will conduct each offering of Securities in compliance with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s distribution of securities of an affiliate.  Following the initial distribution of any of these Securities, RBSSI may offer and sell those Securities in the course of its business as a broker-dealer.  RBSSI may act as principal or agent in these transactions and will make any sales at varying prices related to prevailing market prices at the time of sale or otherwise.  RBSSI may use this pricing supplement and the accompanying Prospectus Supplement and Prospectus in connection with any of these transactions.  RBSSI is not obligated to make a market in any of these Securities and may discontinue any market-making activities at any time without notice.

RBSSI or an affiliate of RBSSI may enter into one or more hedging transactions with us in connection with this offering of Securities.  See “Use of Proceeds” above.

To the extent that the total aggregate face amount of the Securities being offered by this pricing supplement is not purchased by investors in that offering, one or more of our affiliates may agree to purchase a portion of the unsold Securities, and to hold such Securities for investment purposes.  See “Risk Factors — Holdings of the Securities by Our Affiliates and Future Sales.”

CERTAIN EMPLOYEE RETIREMENT INCOME SECURITY ACT CONSIDERATIONS

Each purchaser of the Securities and each fiduciary who causes any entity to purchase or hold a Security shall be deemed to have represented and warranted, on each day such purchaser holds a Security, that either (i) it is neither a Plan nor a Non-ERISA Arrangement and it is not purchasing or holding Securities on behalf of or with the assets of a Plan or a Non-ERISA Arrangement; or (ii) its purchase, holding and subsequent disposition of such Securities shall not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or any provision of Similar Law.

For additional ERISA considerations, see "Benefit Plan Investor Consideration" in the accompanying Prospectus.

Rule 424(b)(5)